Exhibit 10.26

Execution Copy

Confidential

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],

HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO CHINOOK THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into on November 24, 2021 (the “Execution Date”), by and between Chinook Therapeutics, Inc., a Delaware corporation with a place of business at 400 Fairview Ave North, 9th Floor, Seattle, WA 98109 (“Chinook” or “Licensor”), and SanReno Therapeutics (Hong Kong) Limited, a limited company organized under the laws of Hong Kong (“Licensee”) and wholly owned subsidiary of SanReno Therapeutics Holdings Limited.  Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, SanReno Therapeutics Holdings Limited, Chinook and a few additional Persons have entered into a Series A Preferred Share Purchase Agreement (the “Purchase Agreement”) and a Shareholders Agreement, each of even date herewith; and

Whereas, Licensee wishes to obtain from Licensor, and Licensor is willing to grant to Licensee, an exclusive license to research, develop, manufacture and commercialize such Licensed Product in the Territory, all on the terms and conditions set forth herein.

Now Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Licensee and Licensor hereby agree as follows:

Article 1
DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1“AbbVie Agreement” means the License Agreement dated December 16, 2019, executed by and between AbbVie Ireland Unlimited Company and Chinook, as amended from time to time.

1.2“Accounting Standards” means, with respect to a Person, generally accepted accounting principles (“GAAP”) as practiced in the United States, IFRS, or other applicable international standards followed by such Person.

1.3“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party at the time at which the determination of affiliation is being made, but only for the period of time that such Person meets the definition of Affiliate hereunder.  For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”), means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of at least fifty percent (50%) of the voting stock or other ownership interest of such Person, the power to elect or appoint at least fifty percent (50%) of the members of the governing body of such Person through ownership of the outstanding voting securities, by contract or otherwise.  For the purposes of this Agreement, (a) Licensor and Licensee shall not be considered Affiliates of each other, and (b) neither Frazier Life Sciences X, L.P. nor Pivotal bioVenture Partners China USD Fund I, L.P., individually or collectively, shall be considered Affiliates of Licensee (nor of SanReno Therapeutics Holdings Limited).

1.4“ATRASENTAN” means the small molecule inhibitor of the endothelin A receptor antagonist set forth in Schedule 1.4 (ATRASENTAN), including any metabolic precursors. prodrugs, isomers (chiral and otherwise), metabolites, hydrates, anhydrides, solvates, salt forms, free acids or bases, esters, amides, ethers, complexes, conjugates or polymorphs thereof.

1.5“ATRASENTAN Licensed Product” means any pharmaceutical product that contains ATRASENTAN as an active pharmaceutical ingredient (whether alone as the sole active pharmaceutical ingredient or as a combination with other active pharmaceutical ingredient(s)), in any formulation or dosage form and for any mode of administration.

1.6“ATRASENTAN Regulatory Exclusivity” means with respect to an ATRASENTAN Licensed Product in a jurisdiction in the Territory, the rights (other than the Patent Rights) granted by the applicable Regulatory Authority in connection with the MAA approval of the ATRASENTAN Licensed Product, providing the ATRASENTAN Licensed Product: (i) a period of marketing exclusivity, during which the Regulatory Authority will refrain from approving an MAA submitted by a Third Party seeking to market a generic product of the ATRASENTAN Licensed Product, or (ii) a period of data exclusivity, during which a Third Party seeking to market a generic product of the ATRASENTAN Licensed Product is precluded from either referencing or relying upon, without an express right of reference from the dossier holder, the clinical dossier of the ATRASENTAN Licensed Product or relying on previous Regulatory Authority findings of safety or effectiveness with respect to the ATRASENTAN Licensed Product to support the submission, review or approval of an MAA before the Regulatory Authority.

1.7“ATRASENTAN Royalty Term” means, with respect to an ATRASENTAN Licensed Product and each jurisdiction in the Territory, the period beginning on the date of the First Commercial Sale of such ATRASENTAN Licensed Product in such jurisdiction, and ending on the latest to occur of (a) the expiration of the last-to-expire Licensed Patent that includes a Valid Claim that Covers such ATRASENTAN Licensed Product or the Exploitation thereof in such jurisdiction; (b) the [***] of the ATRASENTAN Licensed Product in such jurisdiction, or (c) the expiration of ATRASENTAN Regulatory Exclusivity for the ATRASENTAN Licensed Product in such jurisdiction.

1.8“Background IP” means any Patent Rights, Know-How, and other IP rights that (a) a Party Controls prior to the Effective Date of this Agreement, (b) a Party makes or develops independently and outside the scope of this Agreement, or (c) a Party acquires after the Effective Date outside the performance of the activities under this Agreement.

1.9“BION-1301” means the humanized IgG4 monoclonal antibody set forth in Schedule 1.9 (BION-1301), together with all derivatives of the foregoing.

1.10“BION-1301 Clinical Trial” means the Clinical Trial sponsored by Licensor entitled “Safety and Tolerability of BION-1301 in Healthy Volunteers and Adults with IgA Nephropathy (IgAN)” (NCT03945318; Licensor internal reference ADU-CL-19).

1.11“BION-1301 Licensed Product” means any pharmaceutical product that contains BION-1301 as an active pharmaceutical ingredient (whether alone as the sole active pharmaceutical ingredient or as a combination with other active pharmaceutical ingredient(s)), in any formulation or dosage form and for any mode of administration.

1.12“Business Day” means a day other than Saturday, Sunday or any other day on which banking institutions in the United States or in the Territory are required by Law to close.

1.13“Calendar Quarter” means each successive period of three (3) months ending on March 31, June 30, September 30 and December 31 of each Calendar Year; provided that the first Calendar Quarter for the first Calendar Year extends from the Effective Date to the end of the then-current Calendar Quarter and the last Calendar Quarter extends from the first day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement.

1.14“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that the first Calendar Year under this Agreement will be the period beginning on the Effective Date and ending on the end of the Calendar Year in which the Effective Date is encompassed and the last Calendar Year of the Term will be the period beginning on January 1 and ending on the effective date of expiration or termination of this Agreement.

1.15“Change of Control” means, with respect to any Person, a transaction or a series of related transactions involving (a) a consolidation or merger of such Person which results in the shareholders of such Person immediately prior to the transaction owning less than a majority of the equity or voting power of the surviving entity, (b) the sale, transfer, exclusive license, lease or other disposition of all or substantially all of such Person’s assets taken as a whole together with any assets of its subsidiaries, or (c) any sale, transfer or other disposition of all or substantially all of such Person’s equity or any other transaction which results in the shareholders of such Person immediately prior to the transaction owning less than a majority of the equity or voting power of the surviving entity; provided that in no event shall a Change of Control be deemed to include (i) any transaction effected solely for the purpose of changing, directly or indirectly, the form of organization or the organizational structure of such Person or its subsidiaries, or (ii) any transaction principally for bona fide equity financing purposes in which cash is received by such Person or any successor or indebtedness of such Person is cancelled or converted or a combination thereof occurs.

1.16“Chasin Agreement” means the Materials Commercial License Agreement date January 7, 2016, executed by and between Lawrence Chasin, Gail Urlaub Chasin and Aduro Biotech, Inc., as amended from time to time.

1.17“Claims” means all Third Party charges, complaints, demands, claims, actions, proceedings, hearing and investigations.

1.18“Clinical Trial” means a study in humans to obtain information regarding a product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of such product.

1.19“CMC ICOS Agreement” means the CHEF1 License Agreement dated December 31, 2015, executed by and between CMC ICOS Biologics, Inc. and Aduro Biotech Europe BV, as amended from time to time.

1.20“Commercialize” or “Commercialization” means all activities directed to marketing, distributing, detailing, offering for sale or selling the Licensed Product (as well as importing and exporting activities in connection therewith), including all medical affairs activities, activities directed to obtaining pricing and reimbursement approvals for the Licensed Product.

1.21“Commercially Reasonable Efforts” means with respect to a Party, those efforts and resources consistent with those typically applied by a biopharmaceutical or biotechnology company of comparable size and resources to such Party and its Affiliates to a product that is at a similar stage of development or commercialization and has similar market potential, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors [***].  Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis, and it is anticipated that the level of efforts required may be different for different markets and indications and may change over time, reflecting changes in the status of the Licensed Product and markets involved.

1.22“Confidential Information” of a Party means all non-public or proprietary information (including Know-How and unpublished patent applications) and data of such Party that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party, any of its Affiliates, or any of their respective employees, agents or contractors pursuant to or in connection with this Agreement; or (b) that is expressly deemed pursuant to the terms and conditions of this Agreement to be Confidential Information, whether or not disclosed by or on behalf of a Party or any of its Affiliates to the other Party, any of its Affiliates or any of their respective employees, agents or contractors, in each case ((a) or (b)), without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or in oral, written, graphic or electronic form.  The terms and conditions of this Agreement are the Confidential Information of both Parties.

1.23“Control” or “Controlled” means, with respect to any Know-How, Patent Rights or other IP, that a Party owns such Know-How, Patent Rights or other IP, or otherwise has the legal authority or right (whether by license or otherwise) to grant a license, sublicense, access or other right (as applicable) under such Know-How, Patent Rights, or other IP to the other Party on the terms and conditions set forth herein, in each case without (a) breaching the terms of any agreement with a Third Party and (b) paying any consideration to any Third Party, except for that which a Party in-licenses and under which the other Party elects to take a sublicense and agrees to make the associated payments, which will be considered under the Control of such Party. Notwithstanding the foregoing, no Know-How, Patent Rights or other IP will be “Controlled” by a Party hereunder if such Know-How, Patent Rights or other IP are owned or in-licensed by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of a Change of Control of such Party, but solely to the extent such Know-How, Patent Rights or other IP were owned or in-licensed by such Third Party prior to the consummation of such Change of Control or were developed by such Third Party without referencing or using any Know-How, Patent Rights or other IP or Confidential Information of the other Party after the consummation of such Change of Control.

1.24“Cover,” “Covering” and “Covered” means, with respect to a Patent Right and a Licensed Compound or Licensed Product, or a particular method of making or using of such Licensed Compound or Licensed Product, or an Invention, that, in the absence of ownership of or a license under such Patent Right, the making, use and sale of such Licensed Compound or Licensed Product, or the practice of such method to make or use such Licensed Compound or Licensed Product, or the practice of such Invention (as applicable) would infringe a Valid Claim of such Patent Right (or in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.25“Data Lock” means, with respect to a Phase I Clinical Trial being conducted by or on behalf of any Party or any of its Affiliates for a ROFN Asset, [***].

1.26“Data Package” means, with respect to a ROFN Asset, the following, to the extent available: [***].

1.27“Develop” or “Development” means all development activities necessary or useful to obtain or maintain Regulatory Approval for the Licensed Product, including all research, non-clinical studies and clinical trials of the Licensed Product, preclinical and clinical drug development activities and manufacture process development, distribution of Licensed Product for use in clinical trials (including placebos and comparators), statistical analyses, and the preparation and submission of Regulatory Materials for, and all regulatory affairs related to the Licensed Product.

1.28“Dollar” means U.S. dollars, and “$” shall be interpreted accordingly.

1.29“Effective Date” means the Closing Date (as defined in the Purchase Agreement).

1.30“Exploit” or “Exploitation” means to Develop, use, Manufacture, register or Commercialize.

1.31“FDA” means the United States Food and Drug Administration or any successor agency in the U.S. with responsibilities comparable to those of the United States Food and Drug Administration.

1.32“FFDCA” means the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.), and any regulations promulgated thereunder.

1.33“Field” means all therapeutic, prophylactic and diagnostic uses in or for humans or animals.

1.34“First Commercial Sale” means the first sale of a Licensed Product by Licensee, its Affiliates or sublicensees to an unrelated Third Party in the Territory after the MAA approval of the Licensed Product has been granted in the Territory.  For clarity, First Commercial Sale does not include the supply or transfer of Licensed Product to an Affiliate or sublicensee or for clinical trials, compassionate use or sales made on a named-patient basis.

1.35“Good Clinical Practice” or “GCP” means the current standards for clinical trials for pharmaceuticals, as set forth in 21 C.F.R. Parts 50, 56, and 312 and applicable equivalent Laws in other jurisdictions to the extent no less stringent.

1.36“Good Laboratory Practice” or “GLP” means the current standards for laboratory activities for pharmaceuticals, as set forth in 21 C.F.R. Part 58 and applicable equivalent Laws in other jurisdictions to the extent no less stringent.

1.37“Good Manufacturing Practice” or “GMP” means the current quality assurance standards, as set forth in 21 C.F.R. Parts 210 and 211 and applicable equivalent Laws in other jurisdictions to the extent no less stringent.

1.38“Government Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.39“IFRS” means the International Financial Reporting Standards, as promulgated by the International Standards Accounting Board.

1.40“IND” means any investigational new drug application (as defined in the FFDCA and in 21 C.F.R. Part 312 or foreign equivalent), clinical trial application, clinical trial exemption or similar or equivalent application filed with the applicable Regulatory Authority for approval to conduct clinical testing of a Licensed Product in humans.

1.41“Intellectual Property” or “IP” means any and all intellectual property rights (whether registered or unregistered) in Know-How, rights to Inventions, Patent Rights, trademarks and copyrights.

1.42“Invention” means any data, results, discovery, finding, process, improvement, method, composition of matter, article of manufacture, patentable or otherwise, that is invented, reduced to practice, or otherwise generated by either Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents, contractors or sublicensees, including all rights, title and interest in and to the IP rights therein.

1.43“Know-How” means any proprietary information, including discoveries, improvements, modifications, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, but excluding any Patent Rights.

1.44“Knowledge” means, with respect to a Party, such Party’s actual knowledge without further inquiry.

1.45“Law” means any federal, state, local, regional, provincial, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Government Authority that may be in effect from time to time with respect to the validity or enforceability of this Agreement or activities under this Agreement.

1.46“Licensed Compound” means either or both of ATRASENTAN and BION-1301, as the context may require.

1.47“Licensed Know-How” means all Know-How that (a) is Controlled by Licensor or its Affiliates as of the Effective Date or at any time during the Term and (b) is necessary or reasonably useful for the Exploitation of the Licensed Compound or the Licensed Product, including all applicable Regulatory Materials and raw data in support of Regulatory Approvals for such Licensed Product in the Field in the Territory.

1.48“Licensed Patents” means all Patent Rights that (a) are Controlled by Licensor or its Affiliates as of the Effective Date or at any time during the Term and (b) Cover the Licensed Compound or the Licensed Product (including composition of matter, methods of making and using) or are necessary or reasonably useful for the Exploitation of the Licensed Compound or Licensed Product.  Licensed Patents existing as of the Effective Date are set forth in Schedule 1.48 (Licensed Patents).

1.49“Licensed Product” means either or both of ATRASENTAN Licensed Product and the BION-1301 Licensed Product, as the context may require.

1.50“Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.51“Licensee Know-How” means all Know-How in Inventions that (a) is Controlled by Licensee or its Affiliates as of the Effective Date or at any time during the Term and (b) is necessary or reasonably useful for the Exploitation of the Licensed Compound and Licensed Product.

1.52“Licensee Patents” means all Patent Rights in Inventions that (a) are Controlled by Licensee or its Affiliates and (b) Cover the Licensed Compound or Licensed Product (including composition of matter, methods of making and using) or are necessary or reasonably useful for the Exploitation of the Licensed Compound or Licensed Product.

1.53“Licensee Technology” means the Licensee Know-How and Licensee Patents.

1.54“Losses” means any and all damages awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are required to be paid to a Third Party with respect to a Claim.

1.55“MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for approval to commercially sell a Licensed Product in a particular jurisdiction and all amendments and supplements thereto, including New Drug Application (“NDA”) and Biologic License Application (“BLA”) and equivalent foreign applications, but excluding applications for pricing and reimbursement approval.

1.56“Manufacture” or “Manufacturing” means any activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a drug or biologic product or compound, or any raw materials thereof, directly or through one or more Third Parties, whether for Development or Commercialization.

1.57“Manufacturing Cost” means, with respect to the Licensed Compound and Licensed Product supplied by one Party to the other Party hereunder:

(a)if the Licensed Compound or Licensed Product is manufactured by such Party’s Third Party contract manufacturers, the actual amounts paid by or on behalf of such Party to such contract manufacturers for manufacturing, processing, testing, filling, finishing, packaging and labeling such Licensed Compound or Licensed Product, including any amounts charged by such contract manufacturers (or out of pocket costs incurred by a Party) for the supply of raw materials, precursors or other ingredients that are used in the manufacture of Licensed Compound or Licensed Product (to the extent such amounts are not included in the purchase price paid by such Party to the contract manufacturers for such Licensed Compound or Licensed Product); or

(b)if the Licensed Compound or Licensed Product (or any precursor or intermediate thereof) is manufactured by such Party itself or its Affiliates, such Party’s actual, fully burdened cost of manufacturing, processing, testing, filling, finishing, packaging and labeling the Licensed Compound or Licensed Product, including raw materials, direct labor and benefits, and the proportionate share of indirect manufacturing costs that are reasonably allocable to the manufacture of the Licensed Compound or Licensed Product, and all other reasonable and customary manufacturing-related costs for such Licensed Product (or the Licensed Compound contained therein).  For clarity, the fully-burdened cost referenced under this subsection (b) shall be (i) calculated in accordance with such Party’s Accounting Standards consistently applied; (ii) calculated on a theoretical full-capacity basis with the percentage allocable to Manufacturing Cost representing the number of units or runs of the Licensed Compound or Licensed Product produced or performed as a percentage of the total number of units or runs, including those of other Licensed Product, that could be manufactured in such facility during a calendar year; and (iii) shall not include any corporate or administrative overhead, or depreciation of fixed assets.

1.58“Net Sales” means, with respect to an ATRASENTAN Licensed Product for any period, the total amount billed or invoiced on sales of such ATRASENTAN Licensed Product during such period by Licensee, its Affiliates, or sublicensees in the Territory to Third Parties

(including wholesalers or distributors), less (without duplication) the following normal and customary deductions:

(a)trade, cash and quantity discounts;

(b)price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities, their agencies and purchasers and reimbursers (including Medicare and Medicaid);

(c)Taxes, duties or other governmental charges (including Taxes on sales (such as sales, value added, or use Taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced) relating to the sale of such ATRASENTAN Licensed Product, as adjusted for reimbursement, rebates and refunds of or on such Taxes, duties or governmental charges from any Third Party, including pharmaceutical excise Taxes;

(d)amounts repaid or credited by reason of rejections, defects, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs, or for uncollectible amounts;

(e)freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; and

(f)the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such ATRASENTAN Licensed Product.

Net Sales shall not include transfers or dispositions for charitable, pre-clinical, clinical, regulatory, or governmental purposes (other than sales that are paid or reimbursed by government payors). Net sales shall not include sales between or among Licensee, its Affiliates, or sublicensees. Any rebates, chargebacks and other deductions will be fairly and equitably allocated to the ATRASENTAN Licensed Product and other products of Licensee and its Affiliates and sublicensees such that an ATRASENTAN Licensed Product does not bear a disproportionate portion of any such deductions. For purposes of calculating the Net Sales of any ATRASENTAN Licensed Product sold for consideration other than for cash in any jurisdiction, the price for such ATRASENTAN Licensed Product will equal the average price of such ATRASENTAN Licensed Product that are sold for cash in such jurisdiction during the prior Calendar Year (or, if none, the average price of such ATRASENTAN Licensed Product that are sold for cash in the Territory during the applicable calendar quarter) in similar quantities.

If an ATRASENTAN Licensed Product is sold in the form of a combination in either a single finished product or multiple finished products at a single price containing both an ATRASENTAN Licensed Product and one or more other active ingredients that are not ATRASENTAN or ATRASENTAN Licensed Product (a “Combination Product”), the Net Sales of such ATRASENTAN Licensed Product, for the purpose of calculating any royalty owed under this Agreement based on sales of such ATRASENTAN Licensed Product, shall be determined as follows: first, Licensee shall determine the actual Net Sales of such Combination Product (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the sales-volume-weighted average sale price in a particular jurisdiction of the ATRASENTAN

Licensed Product as the only active ingredient in the previous calendar year when sold separately, and B is the sales volume-weighted average sale price in that country in the previous calendar year of any other active ingredient(s) in the Combination Product sold separately. If any other active ingredient(s) in the Combination Product is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the sales-volume-weighted average sale price in a particular country of such ATRASENTAN Licensed Product in the previous calendar year when sold separately, and C is the sales volume-weighted average sale price in that country in the previous year of the Combination Product.  If such ATRASENTAN Licensed Product is not sold separately, the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of the ATRASENTAN Licensed Product to the total fair market value of such Combination Product.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee, its Affiliates, or sublicensees, which must be in accordance with Licensee’s Accounting Standards.

1.59“NMPA” means National Medicine Licensed Product Administration of China (formerly known as the China Food and Drug Administration), or its successor.

1.60“Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.61“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.62“Phase I Clinical Trial” means a human Clinical Trial of a product, the principal purpose of which is a determination of initial tolerance or safety of such product in healthy volunteers or the target patient population, as described in 21 CFR 312.21(a) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States.

1.63“Pivotal Clinical Trial” means a human Clinical Trial of a Licensed Product on a sufficient number of subjects that, prior to commencement of such Clinical Trial: (a) is designed to establish that such Licensed Product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such Licensed Product, or a similar clinical study prescribed by the applicable Regulatory Authority; or (b) is a registration trial sufficient for filing a Marketing Authorization Application for such Licensed Product, as evidenced by: (i) an agreement with or statement from the applicable Regulatory Authority on a special protocol assessment or its equivalent; or (ii) other guidance or minutes issued by the applicable Regulatory Authority for such registration trial. For clarity, a Clinical Trial that is accepted by a Regulatory Authority as a registrational trial to support Regulatory Approval after the commencement of such Clinical Trial shall also be deemed a Pivotal Clinical Trial.

1.64“Regulatory Approval” means all approvals granted by any Regulatory Authority, department, bureau, commission, council or other Governmental Authority, which are necessary or useful for and specifically related to the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Product in any country, region or jurisdiction for any indication.

1.65“Regulatory Authority” means any applicable regulatory agency, ministry, department or other Government Authority (and any successor thereto) responsible for granting Regulatory Approvals for the Licensed Product.

1.66“Regulatory Material” means any regulatory application, submission, notification, communication, correspondence, registration and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Exploit the Licensed Product in a particular country, region or jurisdiction.  For clarity, Regulatory Materials include IND, MAAs and Regulatory Approvals and all supporting documents submitted to or received from an applicable Regulatory Authority relating to any of the applications or Regulatory Approvals.

1.67“Right of Cross-Reference” means, with regard to a Party, an authorization that permits the other Party (or an applicable Regulatory Authority in a country or region in such other Party’s territory) to rely on the relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Materials (and any data contained therein) filed or otherwise Controlled by such Party or its Affiliates for the Licensed Product, as necessary for such other Party, its Affiliates or its or their licensees, to conduct a clinical trial, to support an MAA, to support a label expansion, or to support a further indication for such Licensed Product in such country or region or as otherwise expressly permitted or required under this Agreement to enable a Party, its Affiliates or its or their licensees, to exercise its rights or perform its obligations hereunder. To the extent permitted by applicable Laws, a Party may provide a Right of Cross-Reference to the other Party without the disclosure of underlying Confidential Information to the other Party by disclosing such Confidential Information directly to the relevant Regulatory Authority.

1.68“Tax” means any taxes, levies, duties, charges, or assessments of any nature imposed by any Government Authority.

1.69“Territory” means (a) Greater China, including mainland China, Hong Kong, Macau and Taiwan, and (b) Singapore.  For clarity, each of mainland China, Hong Kong, Macau and Taiwan, and Singapore shall be deemed a separate jurisdiction for the purpose of this Agreement.

1.70“TI Pharma Agreement” means the Patent Purchase Agreement dated January 30, 2012, executed by and between BioNovion B.V., BioNovion Holding B.V., Stichting Het Nederlands Kanker Instituut, Academisch Medisch Centrum, Universitair Medisch Centrum Groningen, Rijksuniversiteit Groningen, VU Medisch Centrum, Stichting Top Institute Pharma and Pepscan Presto B.V., as amended from time to time.

1.71“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.72“Valid Claim” means (a) a claim of any issued and unexpired patent whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, revocation, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal, or (b) a claim in a pending patent application which was filed and is being prosecuted in good faith, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, for up to [***] from its filing date.

1.73“United States” or “U.S.” means the United States of America and its territories and possessions.

1.74“Upstream Agreements” means the AbbVie Agreement, the Chasin Agreement, the TI Pharma Agreement, and the CMC ICOS Agreement.

1.75Interpretation.  In this Agreement, unless otherwise specified:

(a)the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and “for example”, “e.g.,” and “such as” shall be descriptive and not limiting;

(b)words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)the word “or” is used in the inclusive sense typically associated with the phrase “and/or;”

(d)words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(e)a number of days without using a term otherwise defined herein, refers to calendar days;

(f)any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein);

(g)any reference to any Law herein will be construed as referring to such Law and any rules or regulations promulgated thereunder as from time to time enacted, repealed or amended;

(h)any reference herein to any Person will be construed to include the Person’s successors and assigns to the extent not prohibited by this Agreement;

(i)a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner; and

(j)the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

1.76Additional Definitions.  The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Acquired Party	2.4(a)
Agreement	Preamble
Articles	8.2(c)
Bankruptcy Code	6.7
BION-1301 Approval Milestone	5.1(a)
Candidate	2.5(a)
Chinook	Preamble
Chinook Acquired ROFN Asset	2.5(a)
Chinook Developed ROFN Asset	2.5(a)
Chinook ROFN	2.5(a)
Chinook ROFN Asset	2.5(a)
Chinook ROFN Expiration Date	2.5(c)
Chinook ROFN Negotiation Period	2.5(b)
Chinook ROFN Notice	2.5(b)
Chinook ROFN Period	2.5(b)
Chinook ROFN Review Period	2.5(b)
Chinook Transaction	2.5(a)
Combination Product	1.58(f)
Competing Asset	2.4
Contract Manufacturing Organization or CMO	4.3(b)
Deficient Site	4.4(d)(ii)
Dispute	11.8(a)
Excluded Claim	11.8(f)
Execution Date	Preamble
Executive Officers	3.4
Global Development Plan	4.4(b)(ii)
Global Study	4.4(c)
[***]	[***]
[***]	[***]
Global Study Participation Option	4.4(c)
ICC Rules	11.8(a)
Indemnified Party	10.3

Indemnifying Party	10.3
Infringement Action	6.4(b)
Joint Patents	6.3(a)
Joint Steering Committee or JSC	3.1
Licensed Product Marks	6.8(b)
Licensed Trademarks	6.8(a)
Licensee	Preamble
Licensee Acquired ROFN Asset	2.6(a)
Licensee Developed ROFN Asset	2.6(a)
Licensee Indemnitees	10.1
Licensee ROFN	2.6(a)
Licensee ROFN Asset	2.6(a)
Licensee ROFN Expiration Date	2.6(c)
Licensee ROFN Negotiation Period	2.6(b)
Licensee ROFN Notice	2.6(b)
Licensee ROFN Period	2.6(b)
Licensee ROFN Review Period	2.6(b)
Licensee Transaction	2.6(a)
Licensor	Preamble
Licensor Indemnitees	10.2
Party or Parties	Preamble
Patent Challenge	8.2(e)
Pharmacovigilance Agreement	4.8
Purchase Agreement	Recitals
Remedial Action	4.12
[***]	[***]
Reversion Product	8.3(a)
[***]	[***]
Securities Regulator	7.3(e)
Series A Preferred Shares	2.5(c)
Technology Transfer Plan	4.3(b)
Term	8.1
Territory Infringement	6.4(a)
Territory-Specific Development Plan	4.4(b)(i)

Article 2
LICENSE

2.1License to Licensee.  Subject to the terms and conditions of this Agreement, Licensor (on behalf of itself and its Affiliates) hereby grants Licensee:

(a)an exclusive (even as to Licensor and its Affiliates, subject to Section 2.2), non-transferable (except as provided in Section 11.2), sublicensable (solely as permitted under Section 2.3), fully paid-up and royalty free (except with respect to the ATRASENTAN Licensed Product as set forth in Section 5.2) license under the Licensed Technology to Exploit the Licensed Product in the Field solely in the Territory; and

(b)a non-exclusive, non-transferable (except as provided in Section 11.2), sublicensable (solely as permitted under Section 2.3), and royalty-free license under the Licensed Technology to Manufacture the Licensed Compound and the Licensed Product outside the Territory solely for supply to Licensee, its Affiliates or sublicensees for Development and Commercialization of the Licensed Product in the Territory, provided that Licensee will not practice under the license granted under this Section 2.1(b) unless and until Licensor provides its prior written consent, such consent not to be unreasonably withheld or delayed.

2.2Licensor Retained Rights; License to Licensor.

(a)Notwithstanding the grant in Section 2.1, Licensor retains the right under the Licensed Technology, and Licensee hereby grants Licensor the right under the Licensee Technology, in each case, with the right to grant sublicenses (through multiple tiers), to Develop, Manufacture and have Manufactured Licensed Compounds and Licensed Products anywhere in the world (including clinical Development activities in the Territory) for obtaining Regulatory Approval of Licensed Products in any indications outside the Territory and Commercializing Licensed Products in any indications outside the Territory, provided that with respect to any clinical Development activities in the Territory, [***].

(b)Subject to the terms and conditions of this Agreement, Licensee (on behalf of itself and its Affiliates) hereby grants Licensor an exclusive (even as to Licensee but subject to Licensee’s exercise of its rights under Section 2.1(b)), royalty-free, fully paid-up, perpetual, sublicensable (through multiple tiers) license under the Licensee Technology to Exploit the Licensed Product solely outside the Territory.

2.3Sublicenses.  Licensee shall have the right to grant sublicenses (through multiple tiers) to its Affiliates and Third Parties under its license in Section 2.1, provided that, Licensee shall not grant such sublicenses to any Third Party without the prior written consent of Licensor (except as may be necessary in connection with the engagement of a Third Party contract services provider to Develop, Manufacture and/or Commercialize the Licensed Products on Licensee’s behalf, solely in the Territory), such consent not to be unreasonably withheld or delayed. Each sublicense shall include the following obligations: (a) a requirement that the sublicensee comply with all applicable terms of this Agreement, (b) if such sublicense contains a right to Commercialize Licensed Products, such sublicense will also contain the following provisions: (i) a requirement that the sublicensee submit applicable sales or other reports to Licensee to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement, and (ii) a requirement that such sublicensee submit to the audit requirement set forth in Section 5.7, and (c) provisions whereby Licensee obtains (i) assignment and transfer of ownership and possession of, or a right to reference all Regulatory Materials and Regulatory Approvals Controlled by such sublicensee that relate to any Licensed Product (which assignment or right of reference may also be provided directly to Licensee), and (ii) ownership of, or a fully sublicensable (through multiple tiers) license under and to, any Know-How and Patent Rights that are developed by or on behalf of the sublicensee in the performance of such agreement and are reasonably necessary or useful to the Development, Manufacture or Commercialization of Licensed Products (which license shall be exclusive with respect to the right to practice such Know-How and Patent Rights outside the Territory). Licensee shall remain primarily responsible for the acts, errors or omissions, breach, or performance of the obligations hereunder by each of its sublicensees.  Licensee shall provide Licensor with a copy of any sublicense agreement it enters into, within thirty (30) days after the execution thereof, provided that such copy may be subject to redaction as Licensee reasonably believes appropriate to protect confidential business information, including financial provisions and other sensitive information as applicable.

2.4Non-Compete.  During the Term, neither Licensee nor any of its Affiliates shall, directly or indirectly, Develop, Manufacture, or Commercialize, or enter into any collaboration or license agreement with, or otherwise authorize or grant any right to, any Third Party in connection with the Development, Manufacture or Commercialization of, any compound or product (other than the Licensed Compound or Licensed Product) having [***] (a “Competing Asset”), unless such Competing Asset is an in-licensed Chinook ROFN Asset that is licensed pursuant to Section 2.5(a). Notwithstanding the foregoing, on a Licensed Product-by-Licensed Product basis, if Chinook in-licenses or acquires (other than through a Change of Control) a Competing Asset of such Licensed Product from a Third Party or internally develops a Competing Asset of such Licensed Product to the stage of triggering notice to Licensee of the Chinook ROFN and Chinook ROFN Review Period under Section 2.5(b), and Licensee exercises its rights under the Chinook ROFN Notice but the Parties fail to mutually agree on the terms of a Chinook Transaction with respect to such Competing Asset prior to the expiration of the Chinook Negotiation Period, under Section 2.5(b), then this Section 2.4 [***].

(a)Business Combinations.  Neither Licensee nor its Affiliates shall be in breach of the restrictions set forth in this Section 2.4 if Licensee or such Affiliate undergoes a Change of Control with a Third Party (together with such Third Party and its Affiliates following the closing of the applicable Change of Control transaction, the “Acquired Party”) that is (either directly or through an Affiliate, or in collaboration with or license to or from a Third Party) Developing, Manufacturing or Commercializing one or more Competing Assets at the closing of the Change of Control transaction, and such Acquired Party may continue to Develop, Manufacture or Commercialize such Competing Assets as long as: (i) no Licensed Technology is used by or on behalf of such Acquired Party or its Affiliates in connection with any subsequent Development, Manufacture or Commercialization of such Competing Assets, and (ii) such Acquired Party institutes commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (i) are met, including by creating “firewalls” between the personnel working on Developing such Competing Assets and the personnel teams charged with working on Development of the Licensed Product.

2.5Chinook ROFN.

(a)ROFN.  Beginning on the Effective Date and until the Chinook ROFN Expiration Date, with respect to [***] (a “Candidate”) and that is (i) researched, discovered, developed, or conceived of by Licensor or its Affiliates (each a “Chinook Developed ROFN Asset”) or (ii) in-licensed or acquired by Licensor or its Affiliates from a Third Party (other than a license or acquisition under terms that would be breached by Licensor’s entering into a license agreement with Licensee in the Territory with respect to such asset) (each a “Chinook Acquired ROFN Asset” and together with any Chinook Developed ROFN Asset, each such Candidate, a “Chinook ROFN Asset”), Licensee shall have an exclusive right of first negotiation (the “Chinook ROFN”) to enter into a license agreement [***] to Develop, Manufacture and Commercialize such Chinook ROFN Asset in the Field in the Territory (a “Chinook Transaction”).

(b)ROFN Exercise.  Within [***] following:

(i)[***], or

(ii)[***]

in each case in any jurisdiction, Chinook shall provide a written notice to Licensee thereof and shall provide to Licensee a Data Package for such Chinook ROFN Asset.  If Licensee intends to exercise the Chinook ROFN to negotiate for a Chinook Transaction with respect to such Chinook ROFN Asset, then within [***] after receiving the Data Package (the “Chinook ROFN Review Period”), Licensee shall provide written notice to Chinook of Licensee’s intention (the “Chinook ROFN Notice”).  Upon receipt of the Chinook ROFN Notice, Licensee and Chinook shall, in good faith, negotiate exclusively for a Chinook Transaction with respect to the applicable Chinook ROFN Asset for a period of [***] (the “Chinook ROFN Negotiation Period”; together with the Chinook ROFN Review Period, the “Chinook ROFN Period”).  During the Chinook ROFN Period, Licensee may reasonably request Chinook to clarify any information contained in the Data Package, or supplement the Data Package with additional information, data or results.  Within five (5) Business Days of receiving such request, Chinook shall provide such clarification and shall provide such additional information, data or results to the extent then in existence and available to Chinook.

(c)Expiration.  On a Chinook ROFN Asset-by-Chinook ROFN Asset basis, Licensee’s Chinook ROFN shall expire, and Sections 2.5(a) through 2.5(d) shall no longer apply with respect to such Chinook ROFN Asset, upon the earlier of (i) if Licensee does not provide the Chinook ROFN Notice to Chinook within the Chinook ROFN Review Period, the expiration of the Chinook ROFN Review Period; and (ii) if Licensee and Chinook do not consummate or agree to consummate a Chinook Transaction with respect to such Chinook ROFN Asset within the Chinook ROFN Negotiation Period, the expiration of the Chinook ROFN Negotiation Period (the “Chinook ROFN Expiration Date”).  Section 2.5(a) through 2.5(d) shall no longer apply with respect to any Chinook ROFN Asset upon the earlier of (1) the effective date of a [***], or (2) the date on which Chinook no longer owns at least [***].

(d)Limitations. Notwithstanding the foregoing, the obligations set forth in this Section 2.5 will not restrict Chinook or its Affiliates from entering into (i) any agreement between Chinook or its Affiliates and any academic, government, or not-for-profit Third Party, (ii) any agreement between Chinook or its Affiliates and any contract research organization, contract manufacturing organization, or other Third Party under which such Third Party performs contract services on behalf of Chinook or its Affiliates that would grant such Third Party any license relating to the Chinook ROFN Assets in all or any portion of the Territory for the purpose of providing such services; and (iii) any license or collaboration with a Third Party for global rights (including the Territory) to Develop, Manufacture or Commercialize a Chinook ROFN Asset in which the Phase I Clinical Trial Database Lock for such asset has not yet occurred,  provided that, such Third Party agrees to be subject to the Chinook ROFN set forth in Section 2.5 herein, including Licensee’s right to exercise the Chinook ROFN to enter into a license agreement [***] under which such Third Party grants to Licensee or an Affiliate designated by Licensee an exclusive sublicense under Patent Rights and Know-How Controlled by Licensor or its Affiliates to Develop, Manufacture and Commercialize such Chinook ROFN Asset in the Field in the Territory.

2.6Licensee ROFN.

(a)ROFN.  Beginning on the Effective Date and until the Licensee ROFN Expiration Date, with respect to any Candidate that is (i) researched, discovered, developed, or conceived of by Licensee or its Affiliates (each a “Licensee Developed ROFN Asset”) or(ii) in-licensed or acquired by Licensee or its Affiliates from a Third Party (other than a license or acquisition under terms that would be breached by Licensee’s entering into such license agreement with Chinook for such asset) (each a “Licensee Acquired ROFN Asset and together with any Licensee Developed ROFN Asset, each such Candidate, a “Licensee ROFN Asset”), Chinook shall have an exclusive right of first negotiation (the “Licensee ROFN”) to enter into a license agreement [***] to Develop, Manufacture and Commercialize such Licensee ROFN Asset in the Field outside the Territory (a “Licensee Transaction”).

(b)ROFN Exercise.  Within [***] following (i) [***], or (ii) [***], in each case in any jurisdiction, Licensee shall provide a written notice to Chinook thereof and shall provide to Chinook a Data Package for such Licensee ROFN Asset.  If Chinook intends to exercise the Licensee ROFN to negotiate for a Licensee Transaction with respect to such Licensee ROFN Asset, then within [***] after receiving the Data Package (the “Licensee ROFN Review Period”), Chinook shall provide written notice to Licensee of Chinook’s intention (the “Licensee ROFN Notice”).  Upon receipt of the Licensee ROFN Notice, Chinook and Licensee shall, in good faith, negotiate exclusively for a Licensee Transaction with respect to the applicable Licensee ROFN Asset for a period of [***] (the “Licensee ROFN Negotiation Period”; together with the Chinook ROFN Review Period, the “Licensee ROFN Period”).  During the Licensee ROFN Period, Chinook may reasonably request Licensee to clarify any information contained in the Data Package, or supplement the Data Package with additional information, data or results.  Within five (5) Business Days of receiving such request, Licensee shall provide such clarification and shall provide such additional information, data or results to the extent then in existence and available to Licensee.

(c)Expiration.  On a Licensee ROFN Asset-by-Licensee ROFN Asset basis, Chinook’s Licensee ROFN shall expire, and Sections 2.6(a) through 2.6(d) shall no longer apply with respect to such Licensee ROFN Asset, upon the earlier of (i) if Chinook does not provide the Licensee ROFN Notice to Licensee within the Licensee ROFN Review Period, the expiration of the Licensee ROFN Review Period; and (ii) if Chinook and Licensee do not consummate or agree to consummate a Licensee Transaction with respect to such Licensee ROFN Asset within the Licensee ROFN Negotiation Period, the expiration of the Licensee ROFN Negotiation Period (the “Licensee ROFN Expiration Date”).  Section 2.6(a) through 2.6(d) shall no longer apply with respect to any Licensee ROFN Asset upon the earlier of (a) the effective date of a [***], or (b) the date on which Chinook no longer owns at least [***]).

(d)Limitations. Notwithstanding the foregoing, the obligations set forth in this Section 2.6 will not restrict Licensee or its Affiliates from entering into (i) any agreement between Licensee or its Affiliates and any academic, government, or not-for-profit Third Party, and (ii) any agreement between Licensee or its Affiliates and any contract research organization, contract manufacturing organization, or other Third Party under which such Third Party performs contract services on behalf of Licensee or its Affiliates that would grant such Third Party any license relating to the Licensee ROFN Assets in all or any portion of the Territory for the purpose of providing such services; and (iii) any license or collaboration with a Third Party for global rights (including the Territory) to Develop, Manufacture or Commercialize a Licensee ROFN Asset in which the Phase I Clinical Trial Database Lock for such asset has not yet occurred, provided that, such Third Party agrees to be subject to the Licensee ROFN set forth in Section 2.6 herein, including Chinook’s right to exercise the Licensee ROFN to enter into a license agreement [***] under which such Third Party grants to Chinook or an Affiliate designated by Chinook an exclusive sublicense under Patent Rights and Know-How Controlled by Licensee or its Affiliates to Develop, Manufacture and Commercialize such Licensee ROFN Asset.

2.7Reservation of Rights.  No rights, other than those expressly set forth in this Agreement, are granted to either Party under this Agreement, and no additional rights will be deemed granted to either Party by implication, estoppel, or otherwise, with respect to any intellectual property rights.  Neither Party nor any of its Affiliates will use or practice any Know-How or Patent Rights licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party and its Affiliates under this Agreement.

2.8Upstream Agreements.  [***].

Article 3
GOVERNANCE

3.1Joint Steering Committee.  Within sixty (60) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of [***] representatives of each Party, to oversee and coordinate the Parties’ activities in the Territory under this Agreement.  The JSC shall in particular:

(a)provide a forum for and facilitate communications between the Parties with respect to reviewing the research, Development, Manufacture and Commercialization of the Licensed Product in the Territory;

(b)review and approve the Territory-Specific Development Plan and coordinate the clinical Development of the Licensed Product in the Field in the Territory through the Territory-Specific Development Plan;

(c)review and discuss updates to the Global Development Plan solely as they relate to clinical Development of the Licensed Product in the Field being conducted in the Territory;

(d)provide guidance for and resolve high level conflict during the Development of the Licensed Compound and Licensed Product;

(e)coordinate and oversee the technology transfer to be conducted under Section 4.3;

(f)establish joint subcommittees as it deems necessary or advisable for the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Product in the Territory; and

(g)perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties in writing.

3.2Limitations of JSC Authority.  The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; (c) decide any such issue in a manner that would conflict with the express terms and conditions of this Agreement; (d) make any decision that, under the terms of this Agreement, requires Licensor’s or Licensee’s consent, approval or agreement or the consent, approval or agreement of both Parties; or (e) require Licensor or Licensee to conduct any activities outside the scope of this Agreement.

3.3JSC Membership and Meetings.

(a)Within thirty (30) days following the Effective Date, each Party shall designate its initial members to serve on the JSC.  Each JSC member shall have the requisite experience and seniority to enable such representative to make decisions on behalf of the Party who appointed such member with respect to the issues falling within the jurisdiction of the JSC.

Neither Party shall appoint any member to the JSC that is not an employee of such Party or one of its Affiliates without the prior written consent of the other Party.  Each Party may replace its representatives on the JSC on written notice to the other Party.  Each Party shall appoint one (1) of its representatives on the JSC to act as a co-chairperson of the JSC.  The co-chairpersons shall jointly prepare and circulate agendas prior to a JSC meeting and reasonably detailed minutes for each JSC meeting. The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation and approval of minutes. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting, a list of material actions and decisions made by the JSC, a list of ongoing action items and a list of material issues not resolved by the JSC. The Parties shall approve in writing the minutes of each meeting promptly, but in no event later than the next meeting of the JSC, provided that, if the Parties cannot agree as to the content of the minutes by the time of the next JSC meeting, such minutes shall be finalized to reflect any areas of disagreement.  No fewer than five (5) Business Days prior to each meeting, and in any event as soon as reasonably practicable, each Party shall use reasonable efforts to disclose to the other Party any proposed agenda items together with all appropriate information with respect to such proposed agenda items.

(b)The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every three (3) months until the MAA approval is obtained with respect to a Licensed Product from the NMPA, and then twice yearly in respect of such Licensed Product thereafter.  A Party may request a special meeting upon five (5) Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. The other Party will use reasonable efforts to comply with such request but such other Party will not be in breach of this Agreement in the event that it is unable to comply with such request but is using reasonable efforts to conduct a JSC meeting as promptly as practicable. Meetings of the JSC may be held in person, by audio or video teleconference.  In person JSC meetings shall be held at locations selected alternatively by the Parties, and such selecting Party shall be responsible for meeting logistics.  Each Party shall be responsible for all of its own expenses of participating in the JSC.  No action taken at any meeting of the JSC shall be effective unless at least one (1) representative from each Party is participating.

(c)Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that such participants shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement and that each Party shall provide prior written notice to the other Party if it has invited any Third Party (including any consultant) to attend such a meeting; provided further that any JSC meeting that includes attendees of either Party who are not JSC members may, at the request of any JSC member, include a closed session consisting of only JSC members.

3.4Decision-Making. All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC that is within its authority, the representatives of the Parties cannot reach unanimous agreement as to such matter within [***] after such matter was brought to the JSC for resolution, such disagreement shall be referred to the Chief Executive Officer of Licensor and the Chief Executive Officer of Licensee,

or his or her designated direct report (the “Executive Officers”), for resolution.  If the Executive Officers do not resolve such matter within [***] after such matter has been referred to them, then:  Licensee shall have the final decision making authority with respect to [***] and Licensor shall have the final decision making authority with respect to [***]; provided that neither Party shall exercise its final decision-making authority to [***].

Article 4
DEVELOPMENT AND COMMERCIALIZATION

4.1General.  Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible for the Development, Manufacture and Commercialization of the Licensed Product in the Field in the Territory pursuant to the Territory-Specific Development Plan agreed to by the JSC, at Licensee’s own cost and expense, in a good scientific manner and in compliance with applicable Law.

4.2Diligence.  Licensee (either by itself or through its Affiliates and sublicensees) shall use Commercially Reasonable Efforts to obtain MAA approval in the Field in the Territory for one ATRASENTAN Licensed Product and for one BION-1301 Licensed Product.

4.3Technology Transfer.

(a)IND Filing Transfer.  Within [***] after the Effective Date, Licensor shall transfer to Licensee all Licensed Know-How described on Schedule 4.3(a) (Licensed Know-How).  During the Term, following the initial transfer of Licensed Know-How, upon Licensee’s request, Licensor shall disclose or make available to Licensee any additional Licensed Know-How requested by Licensee that was not previously provided to Licensee and that is required or reasonably useful to Develop or Commercialize the Licensed Product according to the Territory-Specific Development Plan.  Upon Licensee’s request [***], Licensor shall assign to Licensee any IND filing for the ATRASENTAN Product already entered, and all Regulatory Materials Controlled by Licensor or its Affiliates in the Territory related to the Licensed Compound or Licensed Product.  Licensor shall execute such documents as Licensee reasonably requests to confirm such assignment(s) and hereby authorizes Licensee to submit such confirmation documents on Licensor’s behalf to applicable Regulatory Authorities in the Territory or, if directed in writing by Licensee, Licensor shall submit such documents to applicable Regulatory Authorities in the Territory.  Licensee shall be responsible for the costs of the transfers and assignments described in this Section 4.3(a).

(b)Manufacturing Technology Transfer. Licensor acknowledges and agrees to the importance of Manufacturing Licensed Product in mainland China to enable Licensee to achieve its Development and regulatory strategy, and to maximize commercial success, which success inures to the direct and indirect benefit of Licensor.  Upon receiving a notice and request from Licensee, the Parties shall discuss in good faith through the JSC and agree to a technology transfer plan (the “Technology Transfer Plan”), under which Licensor shall, enable Licensee, Licensee’s mainland China-based manufacturer, or other Third Party designee of Licensee (each such manufacturer or designee, a “Contract Manufacturing Organization” or “CMO”) with all Licensed Technology necessary or reasonably useful to Manufacture the Licensed Compound and/or the Licensed Product for Exploitation in the Territory at a mutually-agreed upon time, and at no cost to Licensee other than any amounts charged by Licensee’s CMO.  Such CMO must be approved by Licensor (such approval not to be unreasonably withheld or delayed).  Licensee would enter into a manufacturing agreement with such CMO for the supply of the Licensed Compound and/or Licensed Product to Licensee for Exploitation in the Territory.   Notwithstanding the foregoing, Licensor and Licensee agree that the Technology Transfer Plan shall be agreed and the Technology Transfer Plan activities shall be completed no later than filing of an MAA for the Licensed Product in the Territory.

(c)Ongoing Transfer.  If any additional Licensed Know-How existing as of the Effective Date, or subject to Licensee’s exercise of its options in Section 4.4(c), that is generated following the Effective Date, comes into Licensor’s Control during the Term of this Agreement (including any data resulting from the Development of the Licensed Compound and Licensed Product outside the Territory), Licensor shall promptly notify Licensee in writing and provide copies thereof to Licensee (or Licensee’s designee).  Licensor shall provide all such documents in the English language.  Upon Licensee’s request, Licensor shall also provide Licensee with reasonable technical assistance, in connection with the practice of the Licensed Technology in the Development and of the Licensed Compound and Licensed Product in the Territory, including reasonable access to Licensor’s, its Affiliates’ and contractors’ (including contract manufacturer’s) technical personnel involved in the research, Development of the Licensed Compound and Licensed Product [***].

4.4Development.

(a)General; Territory and Global Clinical Trials.  Licensee (either by itself or through its Affiliates and sublicensees) shall be responsible for the Development of the Licensed Product in the Field in the Territory, including all pre-clinical studies and all clinical trials of the Licensed Product in the Field that are conducted by or on behalf of Licensee in the Territory, at [***], in accordance with the Territory-Specific Development Plan.  Through the JSC, Licensor may review and provide input on the Territory-Specific Development Plan and Development of the Licensed Product in the Field in the Territory, including all clinical trial protocols and amendments.  [***].  The JSC shall also generally discuss the design and conduct of Global Studies of the Licensed Product in the Territory designed to support Regulatory Approvals outside the Territory and, upon mutual agreement of the Parties, pursuant to Section 4.4(c), Licensee may participate in such Global Studies that are to be conducted at clinical sites in the Territory.

(b)Development Plans.

(i)Territory-Specific Development Plan.  Except for the activities allocated to Licensee under a Global Development Plan, all Development of Licensed Products in the Field for use in the Territory will be conducted pursuant to a written a development and regulatory plan (the “Territory-Specific Development Plan”).  The Territory-Specific Development Plan shall be approved by the JSC and will contain in reasonable detail (i) all major Development activities for the Licensed Products (including all non-clinical studies, pre-clinical studies and Clinical Trials to be conducted in the Territory and the trial design thereof) to be conducted in furtherance of obtaining Regulatory Approval of Licensed Products in the Territory (and not outside of the Territory) and (ii) the estimated timelines for achieving such activities.  Licensee will update the Territory-Specific Development Plan regularly as appropriate to track activity thereunder (but in no event less than once per Calendar Year), and either Party may propose modifications to the Territory-Specific Development Plan at any time, subject in each case to approval by the JSC pursuant to Section 3.3. Once approved by the JSC (subject Section 3.4 with respect to final decision-making), each update to the Territory-Specific Development Plan will become effective and supersede the then-current Territory-Specific Development Plan.  In the event of any proposed change to the Territory-Specific Development Plan as a result of any interaction with any Regulatory Authority, the JSC will meet as promptly as practicable to review and discuss any such proposed changes and determine an appropriate revision (if any) to the Territory-Specific Development Plan.

(ii)Global Development Plan.  Licensor’s global Development of the Licensed Products inside and outside of the Territory will be conducted pursuant to a written global development plan (the “Global Development Plan”).  The Global Development Plan will include an outline of all major Development activities, including Global Studies, for the Licensed Product to be conducted throughout the world by Licensor.  From time to time, Licensor may make and implement updates to the then-current Global Development Plan for the Licensed Products.  To the extent such amendments relate to activities to be conducted by Licensee in the Territory, Licensor will submit such proposed updates to the JSC for review and discussion of such activities.

(c)Clinical Trial Participation Rights. With respect to ongoing Clinical Trials and in the event Licensor decides, in the exercise of reasonable judgement, that it is necessary to conduct a Pivotal Clinical Trial in the Territory after the Effective Date in order to support filing a Marketing Authorization Application for a Licensed Product in the Field outside the Territory (each, a “Global Study”), Licensee will have the option to participate in such Global Study and include Clinical Trial sites in the Territory, subject to Licensee’s agreement to the study design and study protocol for such Global Study (“Global Study Participation Option”). In the event the Licensee elects to participate in such Global Study, such activities will be included in the Territory-Specific Development Plan and Licensee will support Licensor for such Global Study as set forth in the Global Development Plan, including being responsible for (i) [***] and (ii) a [***].  In addition, Licensee will have the option to participate in other Clinical Trials conducted by Licensor in the Territory and such activities including share of costs and expenses shall be determined by the JSC in a similar manner as for a Global Study as described above.  However, Licensor shall not (and shall not allow any of its Affiliates or other licensees to) conduct any clinical trial in the Territory if Licensee reasonably believes that such trials present an unreasonable medical or safety risk to the trial subjects.

(i)If Licensee did not elect or elected not to participate in a Global Study prior to initiation of such Global Study, Licensee [***].

(d)Clinical Trial Audit Rights.

(i)Upon reasonable notification by Licensor and at Licensor’s cost and expense, and based on an audit scope agreed upon by the Parties, Licensor or its representatives may conduct an audit, to the extent permitted under Licensee’s applicable agreements, of Licensee’s sublicensees, subcontractors and all Pivotal Clinical Trial Global Study sites (or any other Clinical Trial site in the Territory that Licensor reasonably believes presents an unreasonable medical or safety risk to the trial subjects, provided there has been a prior review and good faith discussion of the perceived medical or safety risks through the JSC) engaged by Licensee or its Affiliates or sublicensees to perform Licensee’s obligations under any Global Development Plan to ensure that the applicable Clinical Trials are conducted in compliance with the Global Development Plan, GCP, and applicable Law and meet Licensor’s Clinical Trial standards provided by Licensor from time to time during the Term.  Licensee will obtain such audit rights from its sublicensees, subcontractors and Clinical Trial sites engaged by Licensee or its Affiliates and sublicensees to enable Licensor to audit such Persons in accordance with this Section 4.4(d), provided that if Licensee is unable to obtain such audit rights, Licensee will obtain the right to conduct substantially equivalent audits itself and, upon the reasonable request of Licensor, exercise such audit right on Licensor’s behalf and provide the results of the audit to Licensor within [***] after becoming available. No later than thirty (30) days after preparing or receiving the audit report, Licensor will provide Licensee with a written summary of Licensor’s findings of any deficiencies or other areas of remediation that Licensor reasonably identifies during any such audit.  Licensee will remediate any material deficiencies identified in an audit report (whether the audit is conducted by Licensor or Licensee) within [***].  Without limiting the foregoing, Licensee will have the right to be present at any such audit conducted by Licensor pursuant to this Section 4.4(d) of any sublicensees, subcontractors, or Clinical Trial sites.

(ii)If either Party reasonably determines that any deficiencies with respect to a Clinical Trial site identified pursuant to Section 4.4(d) (each, a “Deficient Site”) may cause a Regulatory Authority to reject or otherwise deem deficient the Clinical Trial data from the conduct of any such Clinical Trial at such Deficient Site, or if the any such deficiencies are not remediated within the time period for remediation specified in Section 4.4(d)(i), then such Party will notify the other Party of such Deficient Site and the Parties will discuss, attempt to agree upon, and implement a remediation plan for such Deficient Site. If the Parties do not agree to such a remediation plan for a Deficient Site that is participating in a Clinical Trial, then [***].

(iii)Licensee will provide Licensor with copies of all quality oversight or audit reports prepared in connection with any audit that Licensee or its Affiliates or sublicensees conduct of any sublicensee, subcontractor, or Clinical Trial site pursuant to Section 4.4(d) that Licensee or its Affiliates or sublicensees have engaged or are evaluating to potentially engage to fulfill Licensee’s obligations under a Global Development Plan no later than [***] after receiving or preparing any such report (as applicable), to the extent permitted under the applicable agreement and subject to redaction as Licensee reasonably believes appropriate to protect confidential business information and other sensitive information as applicable.  If Licensor believes in good faith that any such quality oversight or audit report may be necessary in connection with obtaining, supporting, or maintaining one or more Regulatory Approvals for a Licensed Product or for other communications with Regulatory Authorities outside of the Territory, then upon Licensor’s request, Licensee will provide a certified translation thereof at Licensor’s sole cost and expense.

(e)Compliance.  Licensee will conduct, and will ensure that all of its Affiliates, sublicensees, and other Third Party subcontractors conduct Development of the Licensed Product in the Field in the Territory in compliance with applicable Laws.

(f)Records.  Each Party shall prepare and maintain, and shall cause its Affiliates and Third Party subcontractors to prepare and maintain, complete and accurate written records, accounts, notes, reports and data with respect to the Development of the Licensed

Compound and Licensed Product, in sufficient detail and in good scientific manner appropriate for Patent Rights and regulatory purposes and in conformity with applicable Law and such Party’s standard practices, which records shall reflect all work done and results achieved in connection with the Development of the Licensed Compound and Licensed Product.  Each Party shall retain, and cause its Affiliates and Third Party subcontractors to retain, such records for at least five (5) years from the completion of the applicable activities or such longer period as may be required by applicable Law.

4.5Regulatory.

(a)Subject to and upon completion of the IND transfer and manufacturing technology transfer described in Sections 4.3(a) and 4.3(b), Licensee (either by itself or through its Affiliates and sublicensees) shall apply for and maintain, at its own cost and expense, all Regulatory Approvals of the Licensed Product in the Field in the Territory.  Licensee shall be responsible for the preparation of all Regulatory Materials and all communications and interactions with Regulatory Authorities with respect to the Licensed Product in the Field in the Territory, both prior to and subsequent to Regulatory Approval; provided that Licensee shall provide copies of such Regulatory Materials and communications and interactions to Licensor (together with English translations of any material communications and filings with Regulatory Authorities); provided further that Licensee shall endeavor to provide draft copies [***] in advance to permit Licensor’s review and comment (with an reasonably expected ten (10) day turnaround from Licensor) prior to the submission of such proposed communications and filings and Licensor shall have the right to review and comment on all material regulatory communications and Licensee shall consider in good faith any such comments provided in a timely manner; provided further that Licensor shall have the right to review and comment on all Marketing Authorization Applications (including any material supplements and amendments thereto) for a Licensed Product prior to submission to the Regulatory Authority.  Licensee or its designee shall file all required regulatory dossiers to obtain (and maintain) Regulatory Approval of the Licensed Product in the Field in the Territory, and shall be the holder of such Regulatory Approvals in the Territory.

(b)Licensee shall provide Licensor with reasonable advance notice of all scheduled material meetings, conferences and discussions between such Party and any Regulatory Authorities in the Territory pertaining to the Licensed Product. To the extent permitted under applicable Laws, Licensee shall invite Licensor to participate in such meetings, conferences and discussions, and Licensor shall participate at Licensor’s sole discretion.  In addition, in the event that either Party is notified of any material regulatory or other inquiries or inspections that relate to any Clinical Trial, Development, Manufacture, or Commercialization for a Licensed Compound or Licensed Product, each such Party shall promptly notify the other Party of such inquiries or inspection.  To the extent permitted under applicable Laws, Licensee shall invite Licensor to be present and participate in such inquiries or inspections in the Territory.

(c)Prior to Licensee becoming the holder of the MAA (or otherwise assuming control of the Regulatory Approval process for the Licensed Product), Licensor shall maintain, at its own cost and expense, all Regulatory Approvals of the Licensed Product in the Field in the Territory, and the terms and conditions of this Section 4.5 shall apply mutatis mutandis to Licensor as if it were Licensee, and to Licensee as if it were Licensor.

4.6Data Sharing.  Each Party shall keep the other Party reasonably informed on the Development of the Licensed Compound and Licensed Product in the Territory (in the case of Licensee) or outside the Territory (in the case of Licensor), and the Parties shall discuss the progress and results of the Development of the Licensed Compound and Licensed Product at each regularly scheduled JSC meeting.  Each Party shall promptly provide the other Party with electronic copies (unless otherwise required by applicable Law) of all data and results generated from pre-clinical studies and chemistry, manufacturing, and controls activities in the Territory (in the case of Licensee) or outside the Territory (in the case of Licensor) for the Licensed Compound and Licensed Product that fall within the definition of Licensed Know-How and Licensee Know-How with respect to Licensor and Licensee, respectively.  Each Party also shall provide the other Party with copies of all clinical reports generated in every clinical trial of the Licensed Product conducted by or on behalf of such Party, its Affiliates, licensees or sublicensees within [***].  Upon reasonable request, each Party shall also provide the other Party with reasonable access to the underlying data and supporting documentation for such clinical reports.  Disclosures hereunder shall be treated as disclosures of Confidential Information and subject to the use and disclosure restrictions (and exceptions and authorizations) set forth in Article 7.  Further, each Party shall have the right to use and reference such data and results provided by the other Party, without additional consideration, for the purpose of obtaining and maintaining Regulatory Approval of the Licensed Product in the Field in its territory. [***].

4.7Cross Reference.  Each Party shall also keep the other Party reasonably informed on the regulatory matters relating to the Licensed Product in its territory and shall provide the other Party with copies of all Regulatory Materials for the Licensed Product submitted to or received from Regulatory Authorities in its territory within [***] after submission or receipt, except that [***].  Each Party hereby grants to the other Party, its Affiliates and (sub)licensees access to, and a Right of Cross-Reference to, all Regulatory Materials filed by or on behalf of such Party (including its Affiliates, licensees and sublicensees) for the Licensed Product in its respective territory and all data generated by or on behalf of such Party (including its Affiliates, licensees and sublicensees) relating to the Licensed Product, including clinical and preclinical data and safety data contained in or referenced in any Regulatory Materials, for the sole purpose of, and to the extent reasonably useful or necessary for, seeking, obtaining and maintaining Regulatory Approvals of the Licensed Product in the Field in such other Party’s territory, except that [***].

4.8Pharmacovigilance.  Licensor shall establish, hold, and maintain the global safety database for the Licensed Products with respect to information on adverse events concerning the Licensed Products throughout the world, as and to the extent required by applicable Laws.  Promptly following the Effective Date, but in no event later than six (6) months thereafter, Licensor and Licensee shall develop and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to the Licensed Product, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring, in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). Such agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events or any other safety problem of any significance, and Licensed Product quality and Licensed Product complaints involving adverse events, sufficient to permit each Party, its Affiliates, licensees or sublicensees to comply with its legal obligations with respect thereto. The Pharmacovigilance Agreement shall be promptly updated if required by changes in legal requirements. Each Party hereby agrees to comply with its respective obligations under the

Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.

4.9Manufacture and Supply.

(a)Until the technology transfer described in Section 4.3 is complete and Licensee is able to establish and commence Manufacturing of the Licensed Product in the Territory, Licensor shall supply to Licensee the Licensed Compound and Licensed Product for pre-clinical and clinical use at [***] of Licensor’s Manufacturing Cost; provided that Licensee shall be responsible for [***].  All Licensed Compound and Licensed Product supplied by Licensor shall comply with applicable specifications, shall be Manufactured in compliance with all applicable Laws (including GMP), and shall be accompanied by certificate of analysis and certificate of compliance in accordance with a clinical supply agreement to be entered into by the Parties within a reasonable time period after the Effective Date, which shall include mutually acceptable, customary supply terms consistent with clinical supply agreements between collaboration partners, including manufacturing audit rights and quantity forecast estimates.  Licensee further is entitled to audit Licensor’s financial records related to its Manufacturing Cost similar to the audit right set forth in Section 5.7.

(b)After the technology transfer described in Section 4.3 is complete and Licensee is able to establish and commence Manufacturing of the Licensed Product in the Territory, the Parties may discuss and agree, through the JSC, for Licensee to supply to Licensor the Licensed Compound and Licensed Product Manufactured by or on behalf of Licensee for pre-clinical, clinical or Commercialization use outside the Territory at [***] of Licensee’s Manufacturing Cost; provided that Licensor shall be responsible for [***].  To the extent any Licensed Compound or Licensed Product supplied by Licensee will be used for Commercialization of the Licensed Product in the United States, Licensee shall require that its CMO supply Licensed Compound and Licensed Product that meet all the technical specifications identical to those in the U.S., if the Licensed Product manufactured by such CMO are to be sold in the U.S.  Licensor is further entitled to audit Licensee’s financial records related to its Manufacturing Cost similar to the audit right set forth in Section 5.7.

(c)In the event that a Party provides the other Party with clinical or commercial supplies of Licensed Compound or Licensed Product pursuant to this Agreement, such receiving Party shall have the right to engage a Third Party auditor reasonably acceptable for the other Party to conduct an audit of the manufacturing sites where such supplies are Manufactured by or on behalf of such audited Party or its Third Party subcontractor or sublicensee, and subject to the terms of any agreement between such audited Party and the applicable Third Party subcontractor or sublicensee. Such audited Party shall facilitate the accommodation of such request with its Third Party subcontractor or sublicensee.

4.10Commercialization.  Licensee (either by itself or through its Affiliates and sublicensees) shall be responsible for all aspects of the Commercialization of the Licensed Product in the Field in the Territory, [***], including: (a) developing and executing a commercial launch and pre-launch plan; (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of the Licensed Product; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing patient support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of the Licensed Product in the Territory. Licensee will provide Licensor with written notice of the First Commercial Sale of each Licensed Product in the Field in the Territory as soon as reasonably practicable after such event; provided, however, that, Licensee will inform Licensor of such event prior to public disclosure of such event by Licensee.

4.11Commercialization Plan. All Commercialization of the Licensed Product in the Territory will be conducted pursuant to a Commercialization Plan.  No later than [***] prior to the anticipated First Commercial Sale of a Licensed Product in the Territory, Licensee will prepare a draft of a commercial plan for the Commercialization of the Licensed Product in the Field in the Territory, including details with respect to (a) Commercialization timelines, sales force and physician education activities, (b) market development activities including disease awareness campaigns and physician education campaigns, and (c) commercial preparedness and launch readiness (the “Commercialization Plan”).  Such draft Commercialization Plan and any material changes to the Commercialization Plan, including proposed changes to the Commercialization Plan as a result of any interaction with any Regulatory Authority, will be submitted to the JSC for review and discussion.

4.12Diversion.  Subject to applicable Law, each Party hereby covenants and agrees that (a) it and its Affiliates will not, and it will contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its licensees, Sublicensees and contractors not to, directly or indirectly, actively promote, market, distribute, import, sell or have sold any Licensed Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like, in the other Party’s territory, and (b) neither Party will engage, nor permit its Affiliates, Sublicensees or contractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of such product located in any country, region or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country, region or jurisdiction in the other Party’s territory.

4.13Remedial Actions.  Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action with respect to such Licensed Product taken by virtue of applicable Law (a “Remedial Action”).  The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.  Licensee shall have sole discretion with respect to any matters relating to any Remedial Action for the Licensed Product in the Field in the Territory.  In the event that Licensee determines that any Remedial Action with respect to the Licensed Product should be commenced in the Field in the Territory, or if Remedial Action is required by any Regulatory Authority having jurisdiction over the matter, Licensee will control and coordinate all efforts necessary to conduct such Remedial Action in the Field in the Territory.  Without limiting either Party’s obligations under Article 10, Licensee shall be responsible for the costs, or share of costs, of any Remedial Action for the Licensed Product in the Territory.

Article 5
Payments

5.1BION-1301 Milestone Payment.

(a)Milestone Event.  Subject to the remainder of this Section 5.1, Licensee shall pay to Licensor a one-time, non-refundable development milestone payment of Twenty Five Million Dollars ($25,000,000) upon the first MAA approval for a BION-1301 Licensed Product by the NMPA (the “BION-1301 Approval Milestone”). The BION-1301 Approval Milestone shall be due and payable (i) irrespective of whether such milestone event is achieved by Licensee, its Affiliates or sublicensee and (ii) only if the milestone event is achieved in mainland China.  The BION-1301 Approval Milestone is payable only once, regardless of how many times such milestone event is achieved and/or the number of BION-1301 Licensed Products that achieve such milestone event.

(b)Payment.  Licensee shall pay to Licensor the milestone payment pursuant to Section 5.1(a) within thirty (30) days after the first achievement of the BION-1301 Approval Milestone.

5.2ATRASENTAN Royalty Payments.

(a)Royalty Rate.  Subject to the remainder of this Section 5.2 and Section 5.3, Licensee shall make quarterly royalty payments to Licensor on the aggregate annual Net Sales of the ATRASENTAN Licensed Product sold in the Territory during the applicable ATRASENTAN Royalty Term, calculated at [***] solely of the portion of aggregated annual Net Sales of the ATRASENTAN Licensed Product sold in the Territory in the applicable Calendar Year that [***].  To be clear, [***].  For illustration, (i) if the aggregate annual Net Sales of the ATRASENTAN Licensed Product sold in the Territory in a Calendar Year are [***], and (ii) if the aggregate annual Net Sales of the ATRASENTAN Licensed Product sold in the Territory in a Calendar Year are [***] is due to Licensor for such Calendar Year.

(b)Royalty Conditions.  The royalties under this Section 5.2 shall be subject to the following conditions:

(i)only one (1) royalty shall be due with respect to each unit of ATRASENTAN Licensed Product, without regard to whether there is more than one Valid Claim of a Licensed Patent Covering such ATRASENTAN Licensed Product;

(ii)no royalties shall be due upon the sale or other transfer of any ATRASENTAN Licensed Product if (a) such ATRASENTAN Licensed Product is sold as a Combination Product together with any other active pharmaceutical ingredient, and (b) no Valid Claim of any Licensed Patent would Cover such ATRASENTAN Licensed Product if such ATRASENTAN Licensed Product were not sold as a Combination Product together with such other active pharmaceutical ingredient, as applicable;

(iii)no royalties shall be due upon the sale or other transfer of the ATRASENTAN Licensed Product among Licensee, its Affiliates and sublicensees, but in such cases the royalty shall be due and calculated upon Licensee’s, its Affiliate’s or sublicensee’s Net Sales of ATRASENTAN Licensed Product to the first independent Third Party; and

(iv)the Net Sales of ATRASENTAN Licensed Product sold in a jurisdiction of the Territory after the expiration of the ATRASENTAN Royalty Term in such jurisdiction shall not be included in the calculation of annual Net Sales to determine the applicable royalty payment.

(c)Report and Payment.  Within thirty (30) days after the end of each Calendar Quarter, commencing with the First Commercial Sale of an ATRASENTAN Licensed Product in the Territory, Licensee shall provide Licensor with a royalty report that contains the following information for the applicable calendar quarter, on an ATRASENTAN Licensed Product-by-ATRASENTAN Licensed Product and jurisdiction-by-jurisdiction basis: (i) the amount of gross sales of the ATRASENTAN Licensed Product, (ii) a calculation of Net Sales of the ATRASENTAN Licensed Product, (iii) a calculation of the royalty payment due on such Net Sales [*** ] (iv) the exchange rate for such jurisdiction, and (v) the amount of Taxes, if any, withheld to comply with applicable Laws.  Licensor shall determine the royalty rates and royalty amounts applicable to Licensee’s Net Sales in the Territory [***] within five (5) days of receiving Licensee’s royalty report hereunder, and in any event no later than ten (10) days prior to the date of Licensor’s invoice for payment of royalties for the applicable calendar quarter.  Licensee shall pay Licensor in Dollars the royalties owed (as may be adjusted pursuant to Section 5.3) with respect to Net Sales for such Calendar Quarter within thirty (30) days after the receipt of the invoice issued by Licensor for such calendar quarter.

5.3Licensor’s Third Party Payment Obligations.  During the Term, on a Licensed Product-by-Licensed Product basis, [***], in each case, as applicable, that is in effect on the Effective Date, [***], provided that in no event shall such royalties payable to Third Parties for such Licensed Product [***].

5.4Currency; Exchange Rate.  All payments to be made under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the Party receiving the payment.  The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the first, middle and last Business Days of the applicable reporting period for the payment due or, if applicable, pursuant to the method set forth in an Upstream Agreement, or any agreement between Licensee and a Third Party.

5.5Late Payments.  If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due from the due date until the date of payment at a per-annum rate equal to the effective federal funds rate published by the Federal Reserve Bank of New York.  Notwithstanding the foregoing, the interest set forth in this Section 5.5 shall not apply if the payment is delayed due to government restriction on currency conversion or transfer of funds out of a jurisdiction in the Territory.

5.6Taxes.

(a)Taxes on Income. Each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.  For clarity, all payment amounts in this Article 5 shall be inclusive of all Taxes, which shall be borne by Licensor and may be deducted or withheld by Licensee from the payment pursuant to Section 5.6(b) to the extent such deduction or withholding is required by applicable Law in effect at the time of payment, provided that, to the extent an Upstream Agreement does not permit withholding of Taxes, then Licensee will pay an additional amount to Licensor such that Licensor receives the same net payment owed under such Upstream Agreement.

(b)Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce Tax withholding and export or similar obligations in respect of royalties, milestone payments, and other payments made under this Agreement.  To the extent Licensee is required to deduct and withhold Taxes on any payment to Licensor, Licensee shall deduct those Taxes from the remittable payment, pay the Taxes to the proper tax authority in a timely manner, and promptly send proof of payment to Licensor.  Licensor shall provide Licensee any tax forms that may be reasonably necessary in order for Licensee to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty.  Licensor shall use reasonable efforts to provide any such tax forms to Licensee in advance of the due date.  At the request and expense of Licensor, Licensee shall provide reasonable assistance to enable the recovery, to the extent permitted by Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement.

5.7Financial Records and Audit.  Licensee shall endeavor to maintain complete and accurate records in sufficient detail to permit Licensor to confirm the accuracy of Net Sales of ATRASENTAN Licensed Product reported by Licensee under this Agreement.  Upon at least sixty (60) days prior notice, such records shall be open for examination, during regular business hours, for a period of three (3) years from the creation of individual records, and not more often than once each Calendar Year, by an independent certified public accountant selected by Licensor and reasonably acceptable to Licensee, for the sole purpose of verifying for Licensor the accuracy of the financial reports provided by Licensee under this Agreement.  If the audit discovers any underpayment or overpayment, the amount of such underpayment or overpayment shall be paid or refunded (as the case may be) within sixty (60) days after the account’s report, plus interest (as set forth in Section 5.5) from the original due date.  Licensor shall bear the cost of such audit unless such audit reveals an underpayment by Licensee of more than ten percent (10%) of the amount actually due for the time period being audited, in which case Licensee shall reimburse Licensor for the costs of such audit.

Article 6
INTELLECTUAL PROPERTY RIGHTS

6.1Background IP. All right, title and interest in each Party’s Background IP shall remain solely with such respective Party. Except for the licenses expressly granted in this Agreement (including Sections 2.1, 2.2, and 4.7), no license, right, title or interest to a Party’s Background IP is transferred or granted to the other Party under this Agreement or through the performance of activities hereunder.

6.2Inventions.  As between the Parties, (a) Licensor shall solely own all Inventions invented or developed solely by or on behalf of Licensor, including its and its Affiliate’s employees, contractors and/or agents, and (b) Licensee shall solely own all Inventions invented or developed solely by or on behalf of Licensee, including its and its Affiliate’s employees, contractors and/or agents.  The Parties shall jointly own all Inventions invented or developed jointly by both Parties.  Except to the extent restricted by the licenses and other rights granted to other Party under this Agreement or any other agreement between the Parties, each Party, as joint owners, shall be entitled to practice, license, assign and otherwise exploit its interest in the jointly owned Inventions without the duty of accounting or seeking consent from the other Party.

6.3Patent Prosecution.

(a)As between the Parties, Licensee shall have the first right to file, prosecute and maintain all Licensed Patents and all patents Covering jointly-owned Inventions (the “Joint Patents”) in the Territory, at Licensee’s own cost and expense.  Licensor shall have the first right to file, prosecute and maintain the Joint Patents outside the Territory, at Licensor’s own cost and expense.

(b)The prosecuting Party shall consult with the other Party and keep the other Party reasonably informed of the status of the Licensed Patents and Joint Patents and shall promptly provide the other Party with all material correspondence received from any patent authority in the Territory in connection therewith.  In addition, the prosecuting Party shall promptly provide the other Party with drafts of all proposed material filings and correspondence to any patent authority with respect to the Licensed Patents in the Territory and the Joint Patents worldwide sufficiently in advance of filing or response to permit the other Party’s review and comment prior to the submission of such proposed filings and correspondences.  Before the prosecuting Party submits any material filing, including a new patent application, or response to such patent authorities with respect to any Licensed Rights or Joint Patents, the prosecuting Party will provide the other Party with a reasonable opportunity to review and comment on such filing or response and will incorporate any reasonable and timely comments or suggestions provided by the other Party regarding the prosecution of such Licensed Patents or Joint Patents.  The Parties shall work together in good faith to coordinate the worldwide prosecution strategy of the Licensed Patents and the Joint Patents.

(c)The prosecuting Party shall notify the other Party of any decision to cease prosecution or maintenance of any Licensed Patents or Joint Patents in the Territory.  The prosecuting Party shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Patents or Joint Patents.  In such event, upon the other Party’s request, the prosecuting Party shall transfer the prosecution and maintenance of such Patent Rights in the Territory to the other Party, and the other Party shall have the right to continue prosecution or maintenance of such Patent Rights in the Territory at the other Party’s own expense.  Upon transfer of the prosecuting Party’s responsibility for prosecuting or maintaining any of the Patent Rights to the other Party under this Section 6.3(c), the prosecuting Party will promptly deliver to the other Party copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for the other Party to assume such prosecution and maintenance.

(d)Each Party shall provide the other Party all reasonable assistance and cooperation in the prosecution efforts under this Section 6.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution, and including with respect to obtaining patent term restoration, supplemental protection certificates or their equivalents, and patent terms extension with respect to the Licensed Patents and Joint Patents in any jurisdiction where applicable.

6.4Patent Enforcement.

(a)Each Party shall promptly notify the other Party if it becomes aware of any suspected, alleged, threatened, or actual infringement by a Third Party of any Licensed Patents or Joint Patents in the Territory (the “Territory Infringement”).  Each Party also shall promptly notify the other Party if it becomes aware of any suspected, alleged, threatened, or actual infringement by a Third Party of any Joint Patents outside the Territory.

(b)As between the Parties, (i) Licensee shall have the first right to bring and control any legal action in connection with any Territory Infringement within the scope of the exclusive license granted to Licensee in Section 2.1(a) or any Joint Patent in the Field in the Territory, and (ii) Licensor shall have the first right to bring and control any legal action in connection with any suspected, alleged, threatened, or actual infringement by a Third Party of any Joint Patents outside the Territory (any such action, an “Infringement Action”) at its own expense and as it reasonably determines appropriate.  The other Party shall have the right to be represented in any such Infringement Action by counsel of its choice at its own expense.  If the Party having the first right to being an Infringement Action does not bring such Infringement Action within (i) [***] after the notice provided pursuant to Section 6.4(a) or (ii) [***] before the time limit, if any, set forth in the appropriate Laws for the filing of such actions, whichever comes first, or notifies the other Party of its decision not to bring or continue any Infringement Action, then the other Party shall have the right, but not the obligation, to bring and control such Infringement Action at its own expense as it reasonably determines appropriate.

(c)At the request and expense of the Party bringing the action under Section 6.4(b) above, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.  In connection with any such proceeding, the Party bringing the action under Section 6.4(b) shall keep the other Party reasonably informed on the status of such action and shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Licensed Patents or Joint Patents or any of such other Party’s rights in any of its Patent Rights, without the prior written consent of the other Party (not to be unreasonably conditioned, withheld or delayed).

(d)Any recoveries resulting from an Infringement Action shall be shared by the Parties as follows:  [***].

(e)Licensor shall have the exclusive right to bring and control any legal action to enforce the Licensed Patents other than an Infringement Action, including any action against any infringement outside the Territory, at its own expense and as it reasonably determines appropriate.  Licensor shall have the right to retain all recoveries resulting from such action to enforce the Licensed Patents.

6.5Defense of Licensed Patents and Joint Patents.  In the event that a Party receives notice of any claim alleging the invalidity or unenforceability of any Licensed Patent or Joint Patent in the Territory, such Party shall bring such claim to the attention of the other Party, including all relevant information related to such claim.  The Parties, through the JSC, shall discuss such claim.  Where such allegation is made in an opposition, reexamination, interference or other patent office proceeding or a declaratory judgement action, then the provisions of Section 6.3 shall apply; provided however that if a Party wishes to bring an infringement claim to enforce the Licensed Patent or Joint Patent, then the provisions of Section 6.4 shall apply.  Where such allegation is made in a counterclaim to an enforcement action brought under Section 6.4, then the provisions of Section 6.4 shall apply.  Each Party shall provide to the Party defending any such rights under this Section 6.5 all reasonable assistance in such enforcement, at such defending Party’s request and expense.  The defending Party shall keep the other Party reasonably informed of the status and progress of such efforts, and shall reasonably consider the other Party’s comments on any such efforts.  Without the prior written consent of the other Party (not to be unreasonably withheld), neither Party shall enter into any settlement of any claim, suit or action that it defended under this Section 6.5 that admits the invalidity or unenforceability of any Licensed Patent or Joint Patent, requires abandonment or limits the scope of any Licensed Patent or Joint Patent or would limit or restrict the ability of either Party to Develop, Manufacture or Commercialize the Licensed Product.

6.6Defense of Third Party Claims.  If a claim is brought by a Third Party alleging infringement of a patent of such Third Party by the Development, Manufacture or Commercialization of any Licensed Product, the Party first having notice of the claim or assertion shall promptly notify the other Party, the Parties shall agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action.  The Parties shall cooperate with each other in any defense of any such suit, action or proceeding. Each Party shall be entitled to represent itself in any litigation to which it is a party, at its own expense, but subject to the indemnification obligations set forth in Article 10, unless otherwise agreed upon by the Parties or as otherwise set forth in this Agreement. Neither Party shall have the right to litigate or settle any action, suit or proceeding under this Section 6.6 in a manner that (a) imposes any costs or liability on the other Party, (b) involves any admission by such other Party, or (c) limits the scope of any Intellectual Property right under this Agreement that is Controlled by such other Party, in each case of clauses (a)-(c) without such other Party’s express written consent.

6.7Bankruptcy Protection.  All licenses granted by either Party to the other Party under or pursuant to this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code or foreign equivalent laws (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101 of the Bankruptcy Code.  Both parties shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  Upon the bankruptcy of a Party, the other Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such Party, unless the other Party elects to continue, and continues, to perform all of its obligations under this Agreement. Upon the occurrence of any insolvency event with respect to a Party, such Party agrees that the other Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. All rights, powers, and remedies of a Party provided herein are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to the other Party.

6.8Trademarks.

(a)Licensor hereby grants to Licensee an exclusive (even as to Licensor and its Affiliate) license (with the right to sublicense) under all trademarks and trade names Controlled by Licensor and used by Licensor in connection with the Licensed Product (“Licensed Trademarks”) to Manufacture and Commercialize the Licensed Product in the Field in the Territory.  Licensor shall own all rights in the Licensed Trademarks, and all goodwill in the Licensed Trademarks shall accrue to Licensor.  Licensor shall register, maintain and enforce, at its own cost and expense, the Licensed Trademarks in the Territory as Licensor determines reasonably necessary.

(b)In addition to (or in lieu of) the Licensed Trademarks, Licensee shall have the right to brand the Licensed Product in the Territory using Licensee related trademarks and any other trademarks and trade names (including Chinese character trademarks and trade names) Licensee determines appropriate for the Licensed Product, which may vary by jurisdiction or within a jurisdiction in the Territory (“Licensed Product Marks”), so long as not in conflict with Licensed Trademarks.  Licensee shall provide Licensor with sufficient advanced notice of any proposed Licensed Product Marks and time to review and comment on such proposed Licensed Product Marks, and shall incorporate Licensor’s comments thereon, to the extent reasonably possible.  Licensee shall own all rights in the Licensed Product Marks, and all goodwill in the Licensed Product Marks shall accrue to Licensee.  Licensee shall register, maintain and enforce, at its own cost and expense, the Licensed Product Marks in the Territory as Licensee determines reasonably necessary. Licensor shall not be granted any right, title or interest in or to the Licensed Product Marks other than the right to use for purposes of fulfilling its manufacture and packaging obligations under this Agreement, if any. For clarity, Licensed Product Marks shall not include the corporate names and logos of Licensor. Licensee shall be solely responsible for the enforcement and defense of the Licensed Product Marks in the Territory, including the cost thereof.

6.9License Registration. Licensee shall have the right to register the license granted by Licensor to Licensee hereunder with Government Authorities in the Territory, including the National Intellectual Property Administration of China; provided that if this Agreement is required to be filed with such Government Authorities in the Territory, Licensee will seek confidential treatment of the Agreement and will prepare a redacted version of this Agreement in accordance with Section 7.5.  Upon Licensee’s request, Licensor shall execute such documents and take such further action reasonably necessary or desirable for Licensee to register the license.

Article 7
CONFIDENTIALITY

7.1Confidentiality Obligations.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term of this Agreement and [***] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party. The receiving Party shall keep in confidence all Confidential Information of the disclosing Party with the same degree of care it employs to maintain the confidentiality of its own Confidential Information, but no less than a reasonable degree of care.

7.2Exceptions.  The obligations set forth in Section 7.1 shall not apply to any information that the receiving Party can demonstrate that such information:

(a)is known by the receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)is in the public domain before its receipt from the disclosing Party, or thereafter enters the public domain other than through the receiving Party’s breach of the confidentiality obligations set forth herein;

(c)is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)is developed by the receiving Party independently and without use of, or reference to, any Confidential Information of the disclosing Party, as documented by the Receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

7.3Authorized Disclosures.  Notwithstanding the obligations set forth in Sections 7.1 and 7.5, a Party may disclose the other Party’s Confidential Information to the extent:

(a)such disclosure is reasonably necessary:  (i) for the filing, prosecution and enforcement of Patent Rights as contemplated by this Agreement; (ii) as reasonably required in generating Regulatory Materials and filing for and obtaining Regulatory Approvals as permitted by this Agreement; (iii) for the prosecuting or defending litigation as contemplated by this Agreement; or (iv) for disclosure to Third Parties bound by written obligation of confidentiality and non-use no less stringent than those set forth under this Article 7 and only to the extent necessary or appropriate in connection with the exercise of its rights or the performance of its obligations hereunder; provided that such Party shall remain responsible and be liable for any violation of such confidentiality provisions by any such Third Party who receives Confidential Information pursuant to this Section 7.3(a)(iv);

(b)such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party; or (ii) to actual or bona-fide potential investors, acquirors, securitization partners, licensees, sublicensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, collaboration or exercising its rights under this Agreement; provided that such Party shall remain responsible and be liable for any violation of such confidentiality provisions by any such Third Party who receives Confidential Information pursuant to this Section 7.3(b);

(c)such disclosure is required by applicable Laws, judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed pursuant to this Section 7.3(c) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 7, and the Party disclosing Confidential Information pursuant to Law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information;

(d)Licensor may disclose Confidential Information to its Third Party licensors as necessary to comply with such applicable Upstream Agreements;

(e)a Party may disclose this Agreement and its terms in securities filings with the U.S. Securities Exchange Commission or any national or regional securities exchange in any jurisdiction (each, a “Securities Regulator”) or other Government Authorities to the extent required by Law after complying with the procedure set forth in this Section 7.3.  In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable Laws.  The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of the Agreement as represented by the redacted version reviewed by the other Party; and

(f)each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with a Securities Regulator) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with Law) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within [***] of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the Development and/or

Commercialization of the Licensed Product, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

If and whenever any Confidential Information is disclosed in accordance with this Section 7.3, such disclosure shall not cause any such information to cease to be Confidential Information for purposes of this Agreement, except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).

7.4Technical Publication.

(a)Except to the extent required by applicable Laws, Licensee shall not publish any peer-reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, relating to the Licensed Compound or Licensed Product, without Licensor’s review.  Licensee shall provide Licensor with draft of any proposed publication relating to the Licensed Compound or Licensed Product at least [***] prior to its intended submission for publication.  Licensee shall consider and implement in good faith any comments thereto provided by Licensor.  Upon the Licensor’s request, Licensee shall remove any and all of Licensor’s Confidential Information from the proposed publication, and shall delay the submission for a period up to [***] to allow time for the preparation and filing of a patent application directed to any Inventions disclosed in such publication.  Licensee shall also provide Licensor a copy of the manuscript at the time of the submission.  For clarity, any such publication shall be considered Licensee’s Confidential Information until published.

(b)Licensor shall provide Licensee the opportunity to review a draft of any proposed publication related to (i) the Licensed Compound or Licensed Product if any Licensee Confidential Information or any clinical data obtained from Clinical Trials in the Territory is contained in such publication or (ii) disclosures with respect to Joint Patents that have not already become public in any such publication. Licensor shall provide Licensee with draft of any such proposed publication at least [***] prior to its intended submission for publication.  Licensor shall consider and implement in good faith any comments thereto provided by Licensee.  Upon the Licensee’s request, Licensor shall remove any and all of Licensee’s Confidential Information (other than clinical data) from the proposed publication, and shall delay the submission for a period up to [***] to allow time for the preparation and filing of a patent application directed to any Inventions disclosed in such publication.  Licensor shall also provide Licensee a copy of such manuscript as well as any other Licensor publications related to the Licensed Compound or Licensed Product at the time of the submission. For clarity, any such publication shall be considered Licensor’s Confidential Information until published.

7.5Press Release.  The Parties shall agree on language of the press release announcing this Agreement, which shall be issued by the Parties promptly after the Effective Date at a mutually agreed date.  Subject to the rest of this Section 7.5, neither Party shall use the trademark or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law.  Following the initial joint press release announcing this Agreement, either Party shall be free to disclose or publicize, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

7.6Equitable Relief.  Each Party acknowledges that a breach of this Article 7 cannot reasonably or adequately be compensated in damages in an action at Law and that such a breach may cause the other Party irreparable injury and damage.  By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

Article 8
TERM

8.1Term.  Unless earlier terminated in accordance with this Article 8, the term of this Agreement (“Term”) shall commence upon the Effective Date and shall continue in full force and effect, on a Licensed Product-by-Licensed Product and jurisdiction-by-jurisdiction basis in the Territory, until the expiration of (a) for the ATRASENTAN Licensed Product, the ATRASENTAN Royalty Term in such jurisdiction, and (b) for the BION-1301 Licensed Product, the expiration of the last to expire Licensed Patent that Covers the BION-1301 Licensed Product in such jurisdiction.  After the expiration (but not early termination) of the Term for a particular Licensed Product in a particular jurisdiction in the Territory, the licenses granted by Licensor to Licensee under Section 2.1, shall continue and shall become non-exclusive, fully paid, royalty free, perpetual and irrevocable in such jurisdiction in the Field.

8.2Early Termination.

(a)Material Breach [***].  Upon [***], Licensor will have the right, but not the obligation, to terminate this Agreement by providing written notice to Licensee within [***], which notice will (A) expressly reference this Section 8.2(a), (B) reasonably describe the alleged breach that is the basis of such termination, and (C) clearly state Licensor’s intent to terminate this Agreement if the alleged breach is not cured within the [***] cure period.  Notwithstanding the foregoing, Licensor will only have the right to terminate this Agreement under this Section 8.2(a) with respect to the applicable Licensed Product(s) [***], and this Agreement will remain in effect with respect to the other Licensed Products.

(b)Termination for Non-Payment.  Upon any material breach of this Agreement by Licensee for failing to pay any undisputed amount payable to Licensor under this Agreement, Licensor will have the right, but not the obligation, to terminate this Agreement by providing written notice to Licensee within [***], which notice will (A) expressly reference this Section 8.2(b), (B) reasonably describe the alleged breach that is the basis of such termination, and (C) clearly state Licensor’s intent to terminate this Agreement if the alleged breach is not cured within the [***] cure period .  In addition, if Licensee disputes (1) whether it has breached its payment obligations under this Agreement, or (2) whether it has cured such breach within the applicable cure period, then the dispute will be resolved pursuant to Section 11.8, and the applicable cure period will be tolled during the pendency of such dispute resolution procedure. Notwithstanding the foregoing, if Licensee’s breach pertains to an amount owed with respect to a particular Licensed Product (and not all Licensed Products), then Licensor will only have the right to terminate this Agreement, with respect to the applicable Licensed Product, and in such event this Agreement will remain in effect with respect to the other Licensed Products.

(c)Termination in the Event of [***]. In the event of [***], this Agreement will terminate on the date of [***], and without notice from, or further action by, any Party hereto.

(d)Termination for Certain Breaches.  Either Party may terminate this Agreement if (i) the other Party or its Affiliates [***]; or (ii) [***], and such breach is so cured within [***] after receipt of notice from the other Party.

(e)Patent Challenge. Licensor has the right to terminate this Agreement upon written notice to Licensee in the event that Licensee or any of its Affiliates or sublicensees directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patents (a “Patent Challenge”) provided that (i) with respect to any sublicensee, Licensor will not have the right to terminate this Agreement under this Section 8.2(e) if Licensee (A) causes such Patent Challenge to be terminated or dismissed (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, causes such sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge), (B) terminates such sublicensee’s sublicense to the Licensed Patents being challenged by the sublicensee, in each case, within [***] of Licensor’s notice to Licensee under this Section 8.2(e), or (C) or any of its Affiliates or sublicensees has asserted the Patent Challenge in response to any threatened or actual claim of patent infringement with respect to the Licensed Patents by Licensor or any of its Affiliates or (sub)licensees.

(f)Termination for [***].  Licensor may terminate this Agreement on a Licensed Product-by-Licensed Product basis in the event that Licensee and its Affiliates and sublicensees [***]. Such termination with respect to such Licensed Product will be effective [***] after Licensee’s receipt of written notice thereof, provided that, [***], then this Agreement will not terminate with respect to such Licensed Product upon the expiration of such [***] period.

8.3Effects of Termination.

(a)Effects of Termination Generally.  Upon any termination of this Agreement with respect to a Licensed Product (each, a “Reversion Product”; with all Licensed Products being Reversion Products in the event of termination of this Agreement in its entirety), then the Parties’ rights, licenses and obligations under this Agreement with respect to such Licensed Product will terminate and neither Party will have any further rights or obligations under this Agreement with respect to such Reversion Product from and after the effective date of termination, except as set forth in this Section 8.3.

(b)Winding Down of Activities.  If there are any on-going Development or Commercialization activities for such Reversion Product at termination or expiration of this Agreement, then the Parties will negotiate in good faith and adopt a plan to wind-down such activities in an orderly fashion or, at Licensor’s election to the extent applicable, promptly transition such activities from Licensee to Licensor or its designee, with due regard for patient safety and the rights of any subjects that are participants in any Clinical Trials for such Reversion Products, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all applicable Law.

(c)License Grant to Licensor.

(i)Upon termination of this Agreement, Licensee, on behalf of itself and its Affiliates hereby grants (effective on delivery of the notice of termination) to Licensor [***].

(d)Accrued Obligations.  Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability that, on the effective date of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination.

(e)Inventory.

(i)Appointment as Exclusive Distributor.  If Licensee is Commercializing such Reversion Product in any jurisdiction in the Territory as of the effective date of termination of this Agreement, then, at Licensor’s election (in its sole discretion) on a jurisdiction-by-jurisdiction basis in the Territory, until such time as all MAAs with respect to such Reversion Product in such jurisdiction have been assigned and transferred to Licensor, Licensee will appoint Licensor or its designee as its exclusive distributor of such Reversion Product in such jurisdiction and grant Licensor or its designee the right to appoint sub-distributors, to the extent not prohibited by an written agreement between Licensee or any of its Affiliates and any Third Party.

(ii)Licensor Buy-Back. In the event that Licensor exercises its right to be appointed Licensee’s exclusive distributor pursuant to Section 8.3(e)(i), Licensor will have the right to purchase all of Licensee’s and its Affiliates’ remaining inventory of Reversion Products held as of the effective date of expiration of such appointment at a price equal to (A) [***].

(f)Transfer of Regulatory Materials and Regulatory Approvals.  Following the effectiveness of any termination of this Agreement pursuant to Section 8.2, after Licensor’s written request, Licensee will, assign and transfer to Licensor all Regulatory Materials and MAAs for Reversion Products that are held by or owned by Licensee or its Affiliates or sublicensees as of the effective date of termination and will take such actions and execute such other instruments, assignments, and documents as may be necessary to effect the transfer of rights under such Regulatory Materials and MAAs to Licensor.  If applicable Laws or relevant Regulatory Authorities prevent or delay the transfer of ownership of any such Regulatory Filing and MAAs to Licensor, then Licensee will grant, and hereby does grant, to Licensor and its Affiliates, sublicensees, and licensees an exclusive and irrevocable right of access and right of reference to such Regulatory Filings and MAAs for Reversion Products in the Field in the Territory, as the case may be, and will reasonably cooperate with Licensor, to make the benefits of such Regulatory Materials and MAAs available to Licensor or its designee(s).

(g)Assignment of Third Party Agreements.  To the extent requested by Licensor, Licensee will promptly upon request (i) endeavor reasonably to assign and transfer to

Licensor or its designee all of Licensee’s rights, title and interests in and to all Clinical Trial agreements, manufacturing and supply agreements, and distribution agreements (to the extent assignable) in Licensee’s Control, in each case, to the extent such agreements solely relate to such Reversion Product and are necessary or useful for the Development, Manufacture, or Commercialization of such Reversion Product, and (ii) assign and transfer to Licensor or its designee all of Licensee’s rights, title, and interests in and to any promotional materials, training materials, medical education materials, packaging and labeling, and all other literature or other information related to such Reversion Product and copyrights and any registrations for the foregoing, to the extent Controlled by Licensee or its Affiliates.

(h)Return of Confidential Information.  Within thirty (30) days after the effective date of termination (but not expiration) of this Agreement in its entirety, each Party will, and cause its Affiliates to (i) destroy, all tangible items solely comprising, bearing or containing any Confidential Information of the other Party that are in such first Party’s or its Affiliates’ possession or Control, and provide written certification of such destruction, or (ii) prepare such tangible items of the other Party’s Confidential Information for shipment to such other Party, as such other Party may direct, at the first Party’s expense; provided, however, that, in any event, (A) each Party may retain copies of the Confidential Information of the other Party to the extent necessary to perform its obligations or exercise its rights that survive expiration or termination of this Agreement; and (B) each Party may retain copies of the Confidential Information of the other Party for its legal archives.

(i)Cooperation.  Each Party will cause its Affiliates, Sublicensees, and contractors to comply with the obligations in this Section 8.3.

8.4Survival.  This Section 8.4, the provisions set forth in the following Sections, as well as, to the extent applicable, any other Sections or defined terms referred to in such Sections or Articles or necessary to give them effect, will survive any expiration or termination of this Agreement in its entirety: Article 1, Section 2.7, Sections 5.2 through 5.7 (solely with respect to obligations that accrued prior to the expiration or termination of this Agreement), Section 6.1, Section 6.2, Sections 6.4 through 6.6 (solely to the extent that any claim, action or legal proceeding has been initiated by or against a Party prior to expiration or termination of this Agreement), Section 6.7, Article 7, Section 8.1, Section 8.3, Section 8.4, Section 9.3, Article 10 and Article 11.  Except as otherwise expressly provided in this Agreement, including all rights and obligations of the Parties under this Agreement, including this Section 8.4, any licenses granted under this Agreement, will terminate upon expiration or termination of this Agreement for any reason.

Article 9
REPRESENTATIONS AND WARRANTIES

9.1Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows as of the Execution Date:

(a)it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder;

(b)as of the Execution Date, (i) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate or organizational action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)neither it nor any of its Affiliates, nor its or their employees, officers, directors, or agents, has been, or is currently (i) debarred by the FDA or by any Regulatory Authority; (ii) is the subject of a conviction described in 21 U.S.C. § 335a, or any similar sanction; (iii) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (iv) listed on the FDA’s Disqualified and Restricted Lists for clinical investigators; or (v) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, then such Party will promptly notify the other Party.

(d)the execution, delivery and performance of this Agreement by such Party does not breach, violate, or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates); and

(e)it shall, and will ensure that its respective Affiliates and sublicensees will, comply in all material aspects with all applicable Laws in the course of performing its obligations and exercising its rights under this Agreement.

9.2Additional Representations and Warranties of Licensor.  Licensor represents, warrants, and covenants (as applicable) to Licensee that:

(a)except for the Licensed Technology in-licensed by Licensor under the [***], Licensor is the sole and exclusive owner of the Licensed Technology, free and clear of all liens that would prevent or limit Licensee’s exercise of its rights under the licenses granted to Licensee under Article 2, and Licensor has the right to grant to Licensee the rights and licenses as purported to be granted hereunder;

(b)except for the Upstream Agreements, there are no agreements existing as of the Execution Date between Licensor (or its Affiliates) and any Third Party pursuant to which Licensor or its Affiliates are required, or would be required with the passage of time or upon satisfaction of a condition subsequent, to make any payment to such Third Party for the Exploitation of the Licensed Compound or Licensed Product in the Field in the Territory;

(c)To the Knowledge of Licensor, Licensor has obtained all necessary government approvals required for the grant of the license and the transfer of Licensed Know-How to Licensee, including such approvals required by applicable technology export control Laws, and Licensor will do and execute or procure to be done and have executed all such further acts, things, agreements and other documents as may be reasonably necessary to give effect to the terms of this Agreement;

(d)Licensor and its Affiliates have not granted , and will not grant during the Term, any rights in the Licensed Technology that are inconsistent with the rights granted to Licensee under this Agreement;

(e)Licensor and its Affiliates have not received any written notice (including any such notice styled as an offer to license) from any Third Party on or prior to the Execution Date asserting or alleging that the research or development of the Licensed Compound or Licensed Product infringed, misappropriated or otherwise violated the IP rights of such Third Party;

(f)to the Knowledge of Licensor, the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Product can be carried out as mutually contemplated by the Parties as of the Execution Date without infringing, misappropriating or otherwise violating any [***];

(g)there are no pending or, to the Knowledge of Licensor, alleged or threatened, adverse actions, suits, proceedings, or claims against Licensor or its Affiliates involving the Licensed Technology, Licensed Compound or Licensed Product;

(h)to the Knowledge of Licensor, no Third Party is infringing, misappropriating or otherwise violating any Licensed Technology;

(i)Schedule 1.48 (Licensed Patents) lists all Patent Rights Controlled by Licensor and its Affiliates as of the Execution Date that Cover the Licensed Compound or the Licensed Product (including composition of matter, methods of making and using) or are necessary or reasonably useful for the Exploitation of the Licensed Compound or Licensed Product in the Territory;

(j)there is no pending or, or to the Knowledge of Licensor and its Affiliates, alleged or threatened, re-examination, opposition, interference, claim or litigation, or any written communication alleging that any Licensed Patent is invalid or unenforceable anywhere in the world;

(k)Licensor (including its Affiliates) and, to its Knowledge, Licensor’s contractors, have complied with all applicable Laws in connection with Licensor’s development of the Licensed Compound and Licensed Product, and have not used any employee, or to the Knowledge of Licensor, consultant or contractor who has been debarred by any Regulatory Authority, or to Licensor’s Knowledge, is the subject of a debarment proceeding by any Regulatory Authority;

(l)to the knowledge of Licensor, all material information provided by Licensor to Licensee for due diligence purposes in relation to this Agreement is complete and accurate in all material respects.  Without limiting the foregoing, to the Knowledge of Licensor, Licensor has disclosed to Licensee and made available to Licensee for review all material non-clinical and clinical data for the Licensed Compound and Licensed Product, and all other material information (including relevant correspondence with Regulatory Authorities) in its possession or Control relating to the Licensed Compound and Licensed Product, in each case that would be material for Licensee to assess the safety and efficacy of the Licensed Compound and Licensed Product as contemplated for the proposed indications in the Development Plan;

(m)Licensor has provided Licensee with a true and complete copy of the Upstream Agreements; the Upstream Agreements are in full force and effect; no written notice of default or termination has been received or given under the Upstream Agreements as of the Execution Date; and, to its Knowledge, there is no act or omission by Licensor or its Affiliates that would provide a right to terminate the Upstream Agreements; as of the Execution Date, Licensor has obtained all written consents and approvals that Licensor is required to obtain prior to entering into this Agreement under the terms of the Upstream Agreements; and

(n)during the Term of this Agreement, Licensor shall maintain the Upstream Agreements in full force and effect and shall not terminate, amend, waive or otherwise modify (or consent to any of the foregoing) its rights under the Upstream Agreements in any manner that materially diminishes the rights or licenses granted to Licensee hereunder, without Licensee’s express written consent.

9.3Disclaimer.  EXCEPT AS EXPRESSLY STATED HEREIN, NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR MISAPPROPRIATION IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES.  ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article 10
INDEMNIFICATION; LIABILITY

10.1Indemnification by Licensor.  Licensor shall defend, indemnify and hold Licensee, its Affiliates and each of its and their respective officers, directors, agents and employees (“Licensee Indemnitees”) harmless from and against any Losses that are incurred by any Licensee Indemnitee resulting from any Claims against a Licensee Indemnitee, to the extent that such Losses arise or result from:

(a)the breach by Licensor of any of its representations, warranties, covenants, or obligations set forth herein or a violation of applicable Law while performing its obligations set forth herein;

(b)the gross negligence or willful misconduct or breach of this Agreement by any of the Licensor Indemnitees; or

(c)the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Product by or on behalf of Licensor, its Affiliates, licensees and sublicensees (other than Licensee, its Affiliates and sublicensees) outside the Territory;

except in each case, to the extent such Claims result from any activities set forth in Section 10.2 for which Licensee is obligated to indemnify the Licensor Indemnitee.

10.2Indemnification by Licensee. Licensee shall defend, indemnify and hold Licensor, its Affiliates and each of its and their respective officers, directors, agents and employees (“Licensor Indemnitees”) harmless from and against any Losses that are incurred by any Licensor Indemnitee resulting from any Claims against a Licensor Indemnitee, to the extent that such Losses arise or result from:

(a)the breach by Licensee of any of its representations, warranties, covenants, or obligations set forth herein or a violation of applicable Law while performing its obligations set forth herein;

(b)the gross negligence or willful misconduct or breach of this Agreement by any of the Licensee Indemnitees; or

(c)the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Product by or on behalf of Licensee, its Affiliates or sublicensees;

except in each case, to the extent such Claims result from any activities set forth in Section 10.1 for which Licensor is obligated to indemnify the Licensee Indemnitee.

10.3Indemnification Procedure.  If either Party is seeking indemnification under Sections 10.1 or 10.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Claim.  The failure to give prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  The Indemnifying Party shall have the right to assume the defense or settlement of any such Claim for which it is obligated to indemnify the Indemnified Party by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipting of a Claim notice; provided that the Indemnifying Party will not enter into any settlement that adversely affects the Indemnified Party’s rights or obligations without the Indemnified Party’s prior express written consent, which will not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense.  The Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party.  Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Parties cannot agree as to the application of Section 10.1 or 10.2 as to any Claim, pending resolution of the dispute pursuant to Section 11.8, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or 10.2 upon resolution of the underlying Claim.

10.4Mitigation of Loss.  Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 10.  Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

10.5Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, NOR LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT under any theory (including contract, negligence or strict liability), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1 OR 10.2, DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7, DAMAGES AVAILABLE FOR LICENSEE’S BREACH OF SECTION 2.4, OR DAMAGES AVAILABLE FOR WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR fraudulent acts OR OMISSIONS of a Party.

Article 11
GENERAL PROVISIONS

11.1Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other inclement weather, epidemics and pandemics (provided however, that the Parties stipulate that the COVID-19 pandemic which is ongoing as of the Effective Date shall not constitute a Force Majeure Event except to the extent such failure or delay in performing any obligation under this Agreement is caused by the resurgence or prevalence of an existing strain or a new strain or other material mutation of the COVID-19 virus), or acts, omissions or delays in acting by any Governmental Authority (other than those imposed as a result of such Party’s failure to comply with Law); provided, however, [***].  The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances. If the force majeure event continues, then, to the extent practicable, the affected Party will update such notice to the other Party on a weekly basis to provide updated summaries of its mitigation efforts and its estimates of when normal performance under this Agreement will be able to resume. Any time for performance under this Agreement shall be extended by the actual time of delay caused by the occurrence so long as the nonperforming Party has not caused such event(s) to occur and takes reasonable efforts to remove the condition.  In the event that the suspension of performance continues for [***] after the date such force majeure commences, the Parties shall meet to discuss in good faith how to proceed in order to accomplish the objectives of this Agreement.

11.2Assignment.  This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in connection with a Change of Control.  Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their permitted assigns.

11.3No Third Party Beneficiaries.  No provision of this Agreement, express or implied, is intended to or will be deemed to confer upon Third Parties any right, benefit, remedy, claim, liability, reimbursement, claim of action or other right of any nature whatsoever under or by reason of this Agreement other than as expressly provided by the Parties under this Agreement and, to the extent provided in Sections 10.1 and 10.2, the Licensee Indemnitees and Licensor Indemnitees.

11.4Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.5Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.  A Party may use one or more of its Affiliates to perform its obligations and duties or exercise its rights under this Agreement, provided that such Party will remain directly liable under this Agreement for the prompt payment and performance of all their respective obligations and duties under this Agreement.  Any breach by an Affiliate of a Party of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

11.6Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Licensor:

Chinook Therapeutics, Inc.

400 Fairview Avenue North, Suite 900

Seattle, WA 98109

Email: legal@chinooktx.com

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn:[***]

If to Licensee:

SanReno Therapeutics (Hong Kong) Limited

Suite 2503, 25F, Tower 2, Century Link

1196 Century Avenue, Shanghai 200122

People’s Republic of China

with a copy to:

Sidley Austin LLP

Suite 2009, 5 Corporate Avenue 150

Hubin Road, Shanghai 200021

Attn:[***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail.

11.7Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without reference to any rules of conflict of Laws that may require the application of the Laws of a different jurisdiction. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.  Notwithstanding anything to the contrary herein and subject to Article 6, the interpretation and construction of any Patent Rights shall be governed in accordance with the Laws of the jurisdiction in which such Patent Rights were filed or granted, as the case may be.

11.8Dispute Resolution.

(a)The Parties shall negotiate in good faith and use good faith efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof (a “Dispute”).  If, after negotiating in good faith pursuant to the foregoing sentence, the Parties fail to reach agreement within [***] (or such longer period as agreed in writing by the Parties), then the Dispute may be referred to the Executive Officers (or their designated direct report) of the Parties for attempted resolution (other than (a) matters within the purview of the JSC, which will be resolved in accordance with Section 3.4 (Decision-Making) and (b) matters for which this Agreement expressly provides are subject to a Party’s discretion or sole decision-making authority).  In the event the Chief Executive Officers (or their designated direct report) are unable to resolve such dispute, controversy or claim within [***] (or such longer period as agreed in writing by the Parties) after such matter is referred to them, then, upon the written request of either Party, such Dispute shall be finally resolved by binding arbitration administered in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”) then in effect; provided that no Excluded Claim may be resolved by such binding arbitration.  Judgment on the arbitration award may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the ICC Rules.  Arbitration proceedings shall be held in New York, and the language of the arbitration proceedings shall be English.

(b)The arbitration shall be conducted by a panel of three (3) arbitrators, knowledgeable in the subject matter that is in dispute. Each Party shall name one arbitrator. The chairman of the arbitral tribunal shall be a partner of an international law firm and having experience with license agreements in the drug or biologic industry or who was a judge of a court of general jurisdiction and shall be selected by mutual nomination by the co-arbitrators within thirty (30) days after confirmation or appointment of the last of the co-arbitrators to be confirmed or appointed, or, failing such mutual nomination, shall be selected according to the ICC Rules.  No arbitrator shall be or have been an Affiliate, employee, consultant, officer, director or stockholder of either Party or of an Affiliate of either Party, or have a conflict of interest under applicable rules of ethics.

(c)Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.

(d)The decision by the arbitrators will be binding and conclusive upon the Parties, their successors and permitted assigns and the Parties will comply with such decision in good faith. The Parties expressly exclude any and all rights to appeal, set aside or otherwise challenge an award by the arbitrators, insofar as such exclusion can validly be made. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration.

(e)All aspects of the arbitration shall be treated as confidential. Except to the extent necessary to confirm an award or as may be required by Law or the rules of any stock exchange, neither Party nor its representatives nor a witness nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

(f)As used in this Section, the term “Excluded Claim” shall mean a Dispute that concerns (i) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; (ii) any antitrust, anti-monopoly or competition Law or regulation, whether or not statutory; (iii) or either Party’s final decision making vote in accordance with this Agreement (unless the Dispute arises from an alleged improper use of such final decision making authority).

(g)EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES TO ARBITRATE AS SET FORTH IN THIS SECTION 11.8.  THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

11.9Entire Agreement; Amendments.  This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof.  Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement.  The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

11.10Headings; Language.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

11.11Independent Contractors. It is expressly agreed that Licensor and Licensee shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Licensor nor Licensee shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.12Waiver.  No waiver of any term or condition of this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of the waiving Party. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

11.13Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Law.

11.14Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.15Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

11.16Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

11.17Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

Chinook Therapeutics, Inc.		SanReno Therapeutics (Hong Kong) Limited

By:	/s/ Eric Dobmeier	By:	/s/ Jing Qian

Name:	Eric Dobmeier	Name:	Jing Qian

Title:	Chief Executive Officer	Title:	Director

Signature Page to License Agreement

Schedule 1.4

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Schedule 1.4 – Page 1

Schedule 1.9

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Schedule 1.9 – Page 1

Schedule 1.48

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Schedule 4.3(a) – Page 1

Schedule 4.3(a)

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Schedule 4.3(a) – Page 2